                                                                    Exhibit 2(b)




             AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION AGREEMENT

                          DATED AS OF FEBRUARY 15, 2000

                                      AMONG

         MICROSOFT CORPORATION, FIRST DATA CORPORATION, CITIBANK, N.A.,

              MS II, L.L.C., FIRST DATA, L.L.C., H&B FINANCE, INC.,
           FDC INTERNATIONAL PARTNER, INC., MSFDC INTERNATIONAL, INC.,
                       CITICORP ELECTRONIC COMMERCE, INC.,

                         CHECKFREE HOLDINGS CORPORATION,

                           CHOPPER MERGER CORPORATION,

                                       AND

                               CHOPPER CORPORATION

              INDEX OF DEFINED TERMS

Actions............................................11
Adjusted Working Capital...........................47
Affiliate..........................................58
Agreement...........................................1
Alternative Agreement Period.......................53
Ancillary Agreements................................2
Antitrust Laws.....................................43
Authorizations.....................................19
Balance Sheet......................................15
Capital Stock......................................58
Certificate of Merger...............................3
Certificates........................................7
CheckFree...........................................1
CheckFree Common Stock..............................5
CheckFree Disclosure Schedule......................26
CheckFree Filed SEC Documents......................31
CheckFree Merger....................................2
CheckFree Options...................................6
CheckFree Plan.....................................42
CheckFree Right.....................................6
CheckFree Rights Agreement..........................4
CheckFree SEC Documents............................30
Checkfree Stock Plan...............................58
CheckFree Stockholders Meeting.....................40
CheckFree Warrants..................................6
Citibank............................................1
Citibank Registration Rights Agreement..............2
Citicorp Electronic.................................1
Closing.............................................5
Closing Date........................................5
Code................................................2
Commercial Alliance Agreement.......................2
Control............................................58
Designated Group, Designated Groups................58
DGCL................................................3
Disclosing Party...................................61
DoJ................................................43
Effective Time......................................3
Environmental Laws.................................23
Environmental Permits..............................23
Environmental Report...............................23
Exchange Act.......................................59
Exchange Agent......................................7
Exchange Fund.......................................7
Exclusive Services.................................37
Executory Period...................................37
Fair Market Value..................................59
FDC.................................................1
FDC International...................................1
Fee Properties.....................................16
Financial Statements...............................14
First Data, L.L.C...................................1
FTC................................................43
Governmental Entity................................59
H&B.................................................1
HoldCo..............................................1
HoldCo Amended and Restated Certificate
  of Incorporation..................................4
HoldCo Common Stock.................................4
HoldCo Registration Statement......................39
HoldCo Rights Plan..................................4
Holding Subsidiaries................................1
HSR Act............................................11
Indebtedness.......................................15
indemnified party..................................56
Infringement.......................................20
Intellectual Property Agreements...................18
Intellectual Property Rights.......................19
International GP....................................1
Knowledge..........................................59
Laws...............................................19
Leased Properties..................................16
License Agreements..................................2
Liens..............................................59
Losses.............................................54
Marketing Agreement.................................2
Material Adverse Effect............................59
Material Contracts.................................17
Material Customers.................................24
Material Transaction Proposal......................59
Materials of Environmental Concern.................23
Merger Sub C........................................1
Merger Sub C Common Stock...........................5
Microsoft...........................................1
MS II...............................................1
MSFDC...............................................1

MSFDC International.................................1
Non-Disclosure Agreement...........................45
OCC................................................11
Order..............................................43
Other Services.....................................37
Outstanding CheckFree Common Stock.................27
Parent Disclosure Schedules........................10
Parent Indemnified Parties.........................57
Parent IPR.........................................20
Parents.............................................1
Parents and Parent Consideration....................7
Parents' Agent.....................................57
Permitted Liens....................................59
Person.............................................59
Proxy Statement/Prospectus.........................39
Registration Rights Agreement.......................2
Representatives....................................40
Required CheckFree Vote............................49
SEC................................................60
Securities Act.....................................60
Stockholder Agreement...............................2
Subsidiary.........................................60
Superior Proposal..................................60
Supplemental Financial Information.................45
Surviving CheckFree.................................3
Tank Disclosure Schedule...........................13
Tank Indemnified Persons...........................48
Tax Return.........................................60
Tax, Taxes, Taxable................................60
Third Party Claim..................................56
Third Party IPR....................................20
Transfers...........................................2
Transition Services Agreement.......................2
TransPoint..........................................1
TransPoint Accounting...............................1
TransPoint Business.................................1
TransPoint Contribution.............................2
TransPoint Entities.................................1
TransPoint Technology...............................1
Unaudited Balance Sheet............................15

             AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION AGREEMENT


         AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION AGREEMENT ("Agreement") dated as of February 15, 2000 by and among CheckFree Holdings Corporation, a Delaware corporation ("CheckFree"); Chopper Corporation, a Delaware corporation and a wholly-owned subsidiary of CheckFree Holdings Corporation ("HoldCo"); Microsoft Corporation, a Washington corporation ("Microsoft"); First Data Corporation, a Delaware corporation ("FDC"); Citibank, N.A., a Delaware corporation ("Citibank", and, together with Microsoft and FDC, the "Parents"); MS II, L.L.C., a Washington limited liability company all of the equity interests in which are owned by Microsoft ("MS II"); First Data, L.L.C., a Delaware limited liability company ("First Data, L.L.C.") all of the equity interests in which are owned by First Data Resources, Inc., a Delaware corporation and a wholly-owned subsidiary of FDC; H&B Finance, Inc., a Washington corporation and a wholly-owned subsidiary of Microsoft ("H&B") ; FDC International Partner, Inc., a Delaware corporation and a wholly-owned subsidiary of First Data Corporation ("FDC International"); MSFDC International, Inc., a Delaware corporation ("International GP"); and Citicorp Electronic Commerce, Inc., a Delaware corporation and a wholly-owned subsidiary of Citibank ("Citicorp Electronic" and, together with MS II, First Data, L.L.C., H&B, International GP and FDC International, the "Holding Subsidiaries"); and Chopper Merger Corporation, a Delaware corporation and a wholly-owned direct subsidiary of HoldCo ("Merger Sub C").

                                   BACKGROUND

         WHEREAS, CheckFree is a provider of electronic billing and payment services;

         WHEREAS, the Parents, First Data Resources, Inc. and the Holding Subsidiaries are, in the aggregate, the sole beneficial owners of all of the limited liability company interests of each of MSFDC, L.L.C., a Delaware limited liability company ("MSFDC"), TransPoint Technology & Services, L.L.C., a Delaware limited liability company ("TransPoint Technology"), and TransPoint, L.L.C., a Delaware limited liability company ("TransPoint") (and TransPoint Technology and TransPoint hold all of the equity interests in TransPoint Accounting, L.L.C., a Delaware limited liability company ("TransPoint Accounting")), and all of the partnership interests of MSFDC International, L.P., a Delaware limited partnership ("MSFDC International", and, together with MSFDC, TransPoint Technology, TransPoint and TransPoint Accounting, the "TransPoint Entities");

         WHEREAS, the sole activity of the TransPoint Entities (and their predecessors-in-interest) is to develop and conduct a business relating to the provision of electronic billing and payment services (the "TransPoint Business");

         WHEREAS, pursuant to the terms of this Agreement, HoldCo has been formed to acquire and hold the combined businesses of CheckFree and the TransPoint Entities in order to achieve important business objectives of each of the parties;

         WHEREAS, each of the respective Boards of Directors (or equivalent governing bodies) of CheckFree, each of the Holding Subsidiaries and each of the Parents (i) has determined that a combination of the businesses of CheckFree and the TransPoint Entities is advisable and fair to, and in the best interests of, such party and its stockholders or members and (ii) has approved this Agreement;

         WHEREAS, the parties to this Agreement intend to effect the combination of the businesses of CheckFree and the TransPoint Entities upon the terms and subject to the conditions set forth in this Agreement, which terms include (i) the merger of Merger Sub C with and into CheckFree and the conversion of the CheckFree Common Stock (as defined herein) into HoldCo Common Stock (as defined herein) (the "CheckFree Merger"), and (ii) the direct and indirect contribution of all of the equity interests in the TransPoint Entities to HoldCo (the "TransPoint Contribution," and, collectively with the CheckFree Merger, the "Transfers");

         WHEREAS, concurrently with the execution and delivery of this Agreement as an inducement to the willingness of each of the Parents to enter into this Agreement, certain holders of shares of CheckFree Common Stock have each entered into Stockholder Support Agreements dated as of the date hereof pursuant to which such holders have agreed to vote their shares of CheckFree Common Stock in the manner set forth therein;

         WHEREAS, for federal income tax purposes, it is intended that (i) the CheckFree Merger and the TransPoint Contribution together will qualify as an exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the CheckFree Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

         WHEREAS, upon the terms and subject to the conditions of this Agreement, at the time of the Closing, (i) each of Microsoft and FDC intend to enter with HoldCo into (A) a Stockholder Agreement in the form set forth as Exhibit B to this Agreement (the "Stockholder Agreement"), and (B) a Registration Rights Agreement as set forth as Exhibit C to this Agreement (the "Registration Rights Agreement"), which agreements will set forth certain rights and obligations of each such Parent as stockholders of HoldCo subsequent to the Transfers, (ii) Citibank intends to enter with HoldCo into a Registration Rights Agreement as set forth in Exhibit D to this Agreement (the "Citibank Registration Rights Agreement"), (iii) HoldCo and Microsoft intend to enter into a Commercial Alliance Agreement in the form set forth as Exhibit E to this Agreement (the "Commercial Alliance Agreement"), (iv) HoldCo and FDC intend to enter into a Marketing Agreement in the form set forth as Exhibit F to this Agreement (the "Marketing Agreement"), (v) each of Microsoft and FDC will confirm the existence of and make certain modifications to the intellectual property license agreements between such Parents and one or more of the TransPoint Entities, in the form set forth as Exhibits G(1) and G(2), respectively, to this Agreement (the "License Agreements"), and (vi) HoldCo, Microsoft and FDC intend to enter into a Transition Services Agreement in the form set forth as Exhibit H to this Agreement (the "Transition Services Agreement" and, collectively with the agreements set forth in (i) through (v), the "Ancillary Agreements").

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                              ARTICLE 1 [RESERVED]

                                    ARTICLE 2

                             THE TRANSFERS; CLOSING

         SECTION 2.1 The Transfers.

                  (a) CheckFree Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.2), Merger Sub C shall be merged with and into CheckFree in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"). CheckFree shall be the surviving corporation in the CheckFree Merger and shall continue its corporate existence under the laws of the State of Delaware ("Surviving CheckFree"). As a result of the CheckFree Merger, Surviving CheckFree shall become a wholly-owned subsidiary of HoldCo.

                  (b) TransPoint Contribution. Upon the terms and subject to the conditions of this Agreement, immediately following the CheckFree Merger, the Holding Subsidiaries shall contribute, and the Parents shall cause the Holding Subsidiaries to contribute, all of the Capital Stock of each of the TransPoint Entities to HoldCo in the following order: (i) Citicorp Electronic shall contribute, and Citibank shall cause such Holding Subsidiary to contribute, its limited liability company interests in each of TransPoint Technology and TransPoint to HoldCo; and (ii) subsequently, in the following order, (A) MS II and First Data, L.L.C. shall contribute, and Microsoft and FDC shall cause such Holding Subsidiaries to contribute, their respective limited liability company interests in MSFDC to HoldCo; (B) H&B and FDC International shall contribute, and Microsoft and FDC shall cause such Holding Subsidiaries to contribute, their respective limited partner interests in MSFDC International to HoldCo; and (C) International GP shall deliver its resignation as general partner of MSFDC International. As a result of the TransPoint Contribution, HoldCo shall own all of the equity interests in the TransPoint Entities, either directly or indirectly through other TransPoint Entities.

         SECTION 2.2 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 9, the parties shall file such certificate of merger, articles of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required by the DGCL in connection with the CheckFree Merger. The CheckFree Merger shall become effective at the time specified in the Certificate of Merger, and the TransPoint Contribution shall become effective immediately thereafter (the time of the CheckFree Merger and the immediately following TransPoint Contribution collectively being the "Effective Time").

         SECTION 2.3 Effects of the Transfers. At the Effective Time, the effects of the CheckFree Merger shall be as provided in the applicable provisions of the DGCL, and the TransPoint Contribution shall be deemed completed in the order set forth above in Section 2.1.

         SECTION 2.4 Certificate of Incorporation and Bylaws. (a) At the Effective Time, the Certificate of Incorporation of HoldCo will be amended and restated in its entirety to read as set forth in Exhibit I hereto (the "HoldCo Amended and Restated Certificate of Incorporation").

                  (b) The Certificate of Incorporation and Bylaws of CheckFree as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of Surviving CheckFree until thereafter changed or amended as provided therein or by applicable law.

                  (c) The current limited liability company operating agreements and limited partnership agreement of the TransPoint Entities shall be terminated as of the Effective Time and the form of the revised limited liability company certificates of formation and limited partnership agreement of each of the respective TransPoint Entities upon contribution at the Effective Time shall be as set forth in Exhibit J.

         SECTION 2.5 HoldCo Rights Agreement. Effective as of the Effective Time, HoldCo shall adopt and implement a rights agreement (the "HoldCo Rights Plan") substantially similar to the Rights Agreement, dated as of December 16, 1997, as amended through the date hereof (the "CheckFree Rights Agreement"), by and between CheckFree and The Fifth Third Bank of the Stockholder Agreement. Subsequent to the adoption and implementation of the HoldCo Rights Plan, all references in this Agreement to the common stock, par value $.01 per share ("HoldCo Common Stock"), of HoldCo to be issued pursuant to the Transfers shall be deemed to include the corresponding rights to purchase shares of HoldCo stock pursuant to the terms and subject to the conditions of the HoldCo Rights Plan, except where the context otherwise requires.

         SECTION 2.6 Directors and Officers. (a) CheckFree shall cause (i) the Board of Directors of HoldCo at the Effective Time to be comprised entirely of six (6) directors designated by CheckFree, one (1) director designated by Microsoft and one (1) director designated by First Data Resources, Inc., which Microsoft and First Data Resources, Inc. directors shall each be in the class of directors that will stand for election on the furthest possible date from the Effective Time among the first three consecutive classes to be elected after the Effective Time, and the directors in such class shall have a term of three (3) years from election pursuant to the HoldCo Amended and Restated Certificate of Incorporation, and (ii) the officers of HoldCo at the Effective Time to consist of the officers of CheckFree immediately prior to the Effective Time. Such directors and officers will continue to serve in such capacities until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation and the Bylaws of HoldCo.

                  (b) From and after the Effective Time, (i) the directors of Merger Sub C at the Effective Time shall be the initial directors of Surviving CheckFree and (ii) the officers of CheckFree at the Effective Time shall be the initial officers of Surviving CheckFree, in each case, until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified.

                  (c) At the Effective Time, the officers of MSFDC, TransPoint Technology, TransPoint and TransPoint Accounting shall deliver their resignations as officers of the respective TransPoint Entities, and International GP shall deliver its resignation as general partner of MSFDC International.

         SECTION 2.7 The Closing. (a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Simpson Thacher & Bartlett, 3373 Hillview Avenue, Palo Alto, California, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as CheckFree and the Parents may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         (b) At the Closing, (i) the Parents and the Holding Subsidiaries shall deliver or cause the delivery of written assignments to HoldCo of all of the Capital Stock of the TransPoint Entities immediately prior to the TransPoint Contribution; (ii) the Parents and the Holding Subsidiaries will deliver unconditional and irrevocable releases to CheckFree and HoldCo of all claims against the TransPoint Entities and the TransPoint Entities will deliver irrevocable releases to the Parents and the Holding Subsidiaries of all liabilities under the limited liability company operating agreements and the limited partnership agreement and the formation documents of the TransPoint Entities, in the form set forth as Exhibits K(1) and K(2) to this Agreement;
(iii) HoldCo shall deliver to the Holding Subsidiaries certificates representing the HoldCo Common Stock issued pursuant to the Transfers; (iv) each party shall execute and deliver such of the Ancillary Agreements as it is required under this Agreement to execute and deliver; and (v) the parties shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Transfers to become effective as of the Effective Time.

                                    ARTICLE 3

               EFFECTS OF THE TRANSFERS ON THE COMMON STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 3.1 Effect on Merger Sub C Common Stock and CheckFree Common Stock. As of the Effective Time, by virtue of the CheckFree Merger and without any action on the part of CheckFree, Merger Sub C or the holders of any of the following securities:

                  (a) Common Stock of Merger Sub C. Each issued and outstanding share of common stock, par value $.01 per share ("Merger Sub C Common Stock"), of Merger Sub C shall be converted into one fully paid and nonassessable share of common stock, $.01 par value per share, of Surviving CheckFree.

                  (b) Cancellation of Treasury Stock. Each share of common stock, par value $.01 per share ("CheckFree Common Stock"), of CheckFree that is held in the treasury of

CheckFree shall automatically be canceled and retired and shall cease to exist, and no shares of HoldCo Common Stock or other consideration shall be delivered in exchange therefor.

                  (c) Conversion of CheckFree Common Stock. Each issued and outstanding share of CheckFree Common Stock (other than shares to be canceled in accordance with Section 3.1(b)) together with the associated stock purchase right issued pursuant to the CheckFree Rights Agreement (each reference to "CheckFree Common Stock" in this Agreement shall be deemed to include the related right issued pursuant to the CheckFree Rights Agreement (each a "CheckFree Right"), except where the context otherwise requires) shall be converted into one fully paid and nonassessable share of HoldCo Common Stock. As of the Effective Time, each certificate theretofore representing shares of CheckFree Common Stock, without any action on the part of HoldCo, CheckFree or the holder thereof, shall be deemed to represent an equivalent number of shares of HoldCo Common Stock and shall cease to represent any rights in any shares of CheckFree Common Stock.

                  (d) Treatment of CheckFree Options. (i) As of the Effective Time, each outstanding option to purchase CheckFree Common Stock granted under a CheckFree Stock Plan (such options being the "CheckFree Options"), shall be assumed by HoldCo and converted into an option to purchase shares of HoldCo Common Stock. Following the Effective Time, each CheckFree Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the CheckFree Stock Plans or in any award agreement, and each such CheckFree Option shall be exercisable at the exercise price per share specified in such CheckFree Option for the same number of shares of HoldCo Common Stock as the number of shares of CheckFree Common Stock for which such CheckFree Option was exercisable immediately prior to the Effective Time.

                           (ii) As of the Effective Time, HoldCo shall enter
into an assumption agreement with respect to each CheckFree Option, which shall provide for HoldCo's assumption of the obligations of CheckFree under the CheckFree Stock Plans. Prior to the Effective Time, CheckFree shall make such amendments, if any, to the CheckFree Stock Plans as shall be necessary to permit such assumption in accordance with this Section 3.1(d).

                           (iii) It is the intention of the parties that, to the
extent that any CheckFree Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such CheckFree Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the CheckFree Option provided by this Section 3.1(d) shall satisfy the conditions of Section 424(a) of the Code.

                  (e) Treatment of CheckFree Warrants. As of the Effective Time, each outstanding warrant to purchase CheckFree Common Stock (the "CheckFree Warrants") shall be assumed (whether by amendment to the CheckFree Warrants, execution of an assumption agreement or as otherwise required by the terms of any such CheckFree Warrant) by HoldCo and converted into a warrant to purchase shares of HoldCo Common Stock. Following the Effective Time, each CheckFree Warrant shall continue to have, and shall be subject to, the same terms and conditions set forth such CheckFree Warrant or in any agreements governing the terms of such CheckFree Warrant, and each such CheckFree Warrant shall be exercisable at the exercise price per share specified in such CheckFree Warrant for the same number of shares of HoldCo Common Stock as the number of shares of CheckFree Common Stock for which such CheckFree Warrant was exercisable immediately prior to the Effective Time.

         SECTION 3.2 Issuance of HoldCo Common Stock to Parents and Holding Subsidiaries. At the Effective Time, HoldCo shall issue, (i) in consideration of the Holding Subsidiaries' respective contributions of their equity interests in the TransPoint Entities, 13,000,000 fully paid and nonassessable shares of HoldCo Common Stock to the Holding Subsidiaries, to be allocated in accordance with Schedule 3.2, and (ii) in consideration of the obligations of Microsoft and FDC pursuant to the Commercial Alliance Agreement and Marketing Agreement, respectively, 3,000,000 and 1,000,000 fully paid and nonassessable shares of HoldCo Common Stock to Microsoft and FDC (the foregoing clauses (i) and (ii), in the aggregate, the "Parent Consideration"). Certificates representing the shares of HoldCo Common Stock issuable pursuant to this Section shall be available for inspection at the Closing and shall be delivered as of the Effective Time. Upon delivery of such certificates, each of the Parents and Holding Subsidiaries and First Data Resources, Inc. shall have no further interests in the TransPoint Entities other than an indirect interest as holders of HoldCo Common Stock.

         SECTION 3.3 Exchange of Shares and Certificates. To the extent the certificates representing shares of CheckFree Common Stock may not act as certificates representing an equal number of shares of HoldCo Common Stock, the provisions of this Section 3.3 shall apply.

                  (a) Exchange Agent. As of the Effective Time, HoldCo shall deposit with The Fifth Third Bank or such other bank or trust company as may be designated by CheckFree (the "Exchange Agent"), for the benefit of the holders of shares of CheckFree Common Stock, for exchange in accordance with this
Article 3 through the Exchange Agent, certificates representing the shares of HoldCo Common Stock (such shares of HoldCo Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 3.1 in exchange for outstanding shares of CheckFree Common Stock.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CheckFree Common Stock (the "Certificates") whose shares were converted into shares of HoldCo Common Stock pursuant to
Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HoldCo may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HoldCo Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by CheckFree, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HoldCo Common Stock which such holder has the right to receive pursuant to the provisions of this Article 3, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of CheckFree Common Stock which is not registered in the transfer records of CheckFree, a certificate representing the proper number of shares of HoldCo Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of HoldCo Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of HoldCo that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of HoldCo Common Stock as contemplated by this Section 3.3.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to HoldCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HoldCo Common Stock represented thereby, until the surrender of such Certificate in accordance with this Article 3. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of HoldCo Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HoldCo Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of HoldCo Common Stock.

                  (d) No Further Ownership Rights in CheckFree Common Stock. All shares of HoldCo Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.3(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of CheckFree Common Stock theretofore represented by such Certificates, subject, however, to the obligation of CheckFree, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by CheckFree, on such shares of CheckFree Common Stock in accordance with the terms of this Agreement, and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of CheckFree, of the shares of CheckFree Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to CheckFree or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 3, except as otherwise provided by law.

                  (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to HoldCo, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article 3 shall thereafter look only to HoldCo for payment of their claim for HoldCo Common Stock and any dividends or distributions with respect to HoldCo Common Stock.

                  (f) No Liability. None of CheckFree, HoldCo, Merger Sub C, the Parents or the Exchange Agent shall be liable to any person in respect of any shares of HoldCo Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of HoldCo Common Stock or any dividends or distributions with respect to HoldCo Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of HoldCo free and clear of all claims or interest of any person previously entitled thereto.

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of HoldCo may impose, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of HoldCo Common Stock as determined under Section 3.1(c), and pay any dividends or other distributions as determined in accordance with Section 3.3(c) in respect of such Certificate; provided that HoldCo may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably require as indemnity against any claim that may be made against HoldCo, CheckFree, the Parents, Surviving CheckFree, or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (h) Withholding Taxes. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CheckFree Common Stock, such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CheckFree Common Stock in respect of which such deduction and withholding was made by the Exchange Agent. All amounts in respect of taxes received or withheld by HoldCo or the Exchange Agent shall be disposed of by HoldCo or the Exchange Agent in accordance with the Code or such state, local or foreign tax law, as applicable.

         SECTION 3.4 Adjustment of Parent Consideration. Prior to the Effective Time, in the event of any: (A) reclassification, stock split, combination or stock dividend with respect to the CheckFree Common Stock, (B) any change or conversion of CheckFree Common Stock into other securities or any other dividend or (C) distribution with respect to the CheckFree Common Stock, appropriate and proportionate adjustments, if any, shall be made to the Parent Consideration, and all references to the Parent Consideration in this Agreement shall be deemed to be the Parent Consideration so adjusted.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                    OF THE PARENTS WITH RESPECT TO THEMSELVES

         Except as disclosed in the applicable disclosure schedule of even date herewith with respect to each Parent, referring specifically to the representations and warranties in this Agreement and identifying the section number of this Agreement to which each disclosure relates (the "Parent Disclosure Schedules"), each of the Parents, severally but not jointly, on behalf of itself and any of the Holding Subsidiaries in which it beneficially owns Capital Stock, represents and warrants to CheckFree as follows, with respect to itself and any such Holding Subsidiary:

         SECTION 4.1 Organization. (a) Such Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Such Parent is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Parent, HoldCo, or the TransPoint Entities.

                  (b) Each such Holding Subsidiary is either a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to carry on its business as it is now being conducted. Each such Holding Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Holding Subsidiary, HoldCo, or the TransPoint Entities.

         SECTION 4.2 Authority. Each of such Parent and such Holding Subsidiary has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Parent and such Holding Subsidiary of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate or equivalent action of such Parent and such Holding Subsidiary and no other corporate or equivalent proceedings on the part of such Parent or such Holding Subsidiary are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been, and on the Closing Date each Ancillary Agreement to which such Parent or such Holding Subsidiary is a party will be, duly authorized, executed and delivered by such Parent and such Holding Subsidiary and this Agreement constitutes, and on the Closing Date each Ancillary Agreement to which such Parent or such Holding Subsidiary is a party will constitute, the legal, valid and binding obligation of such Parent or such Holding Subsidiary, as the case may be, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         SECTION 4.3 No Conflicts. (a) The execution, delivery and performance by each of such Parent and such Holding Subsidiary of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including without limitation the consummation of the Transfers, do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation, Articles of Incorporation, Bylaws or similar organizational documents of such Parent or such Holding Subsidiary, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Entity applicable to such Parent or such Holding Subsidiary, or (iii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require the payment of any additional compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect thereto, or result in the creation of or imposition of any Lien in favor of any Person upon any of the assets of such Parent or such Holding Subsidiary under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation to which such Parent or such Holding Subsidiary is a party or by which any of its assets or other rights may be bound, except in the case of clauses (ii) and (iii) (A) as set forth in Section 4.3(a) of the applicable Parent Disclosure Schedule, and (B) for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on such Parent, such Holding Subsidiary, HoldCo, or the TransPoint Entities.

                  (b) The execution, delivery and performance by such Parent and such Holding Subsidiaries of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or permission of, or filing with or notification to any Governmental Entity, or any other Person except for (i) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable foreign antitrust laws, (ii) such consents or approvals from the Office of the Controller of the Currency ("OCC") with respect to Citibank as may be required under applicable laws, and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on such Parent, such Holding Subsidiary, HoldCo, or the TransPoint Entities.

         SECTION 4.4 Litigation. There are no claims, actions, suits, arbitrations, legal or administrative proceedings or investigations ("Actions") pending or, to the Knowledge of such Parent, threatened against or affecting such Parent or any such Holding Subsidiary that would have a Material Adverse Effect on HoldCo or the TransPoint Entities or have a material adverse effect on the ability of such Parent or such Holding Subsidiary to perform its obligations hereunder or under any of the Ancillary Agreements to which it is a party. Neither such Parent nor such Holding Subsidiary, nor the assets, rights or business of such Parent or such Holding Subsidiary, is subject to any judgment, order, writ, injunction, decree, settlement or stipulation of or under any court, governmental agency or arbitration tribunal which would have a Material Adverse Effect on HoldCo or the TransPoint Entities or have a material adverse effect on the ability of such Parent or such Holding Subsidiary to perform its obligations hereunder or under any of the Ancillary Agreements to which it is a party.

         SECTION 4.5 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Parent or such Holding Subsidiary.

         SECTION 4.6 Reorganization. Each such Parent and Holding Subsidiary has not taken any action or failed to take any action, which action or failure would jeopardize the qualification of (i) the TransPoint Contribution and the CheckFree Merger, together, as an exchange pursuant to Section 351 of the Code, or (ii) the CheckFree Merger as a reorganization within the meaning of Section 368(a) of the Code. No Parent or Holding Subsidiary has a present plan or intention to sell or otherwise transfer its HoldCo Common Stock after the Effective Time.

         SECTION 4.7 Information in the Proxy Statement/Registration Statement. None of the written information with respect to such Parent and its Holding Subsidiaries supplied or to be supplied by such Parent or such Holding Subsidiaries in writing specifically for inclusion or incorporation by reference in (i) the HoldCo Registration Statement (as defined in Section 8.1) will, at the time the HoldCo Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus (as defined in Section 8.1) will, at the dates mailed to stockholders of CheckFree and at the times of the meeting of stockholders of CheckFree to be held in connection with the CheckFree Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by such Parent or such Holding Subsidiaries pursuant to this
Section 4.7 with respect to statements made in or information incorporated by reference in the HoldCo Registration Statement or the Proxy Statement/Prospectus other than statements based on information supplied by such Parent or such Holding Subsidiaries in writing specifically for inclusion or incorporation by reference in the HoldCo Registration Statement or the Proxy/Statement Prospectus.

         SECTION 4.8 Parent Licenses. Microsoft and FDC have licensed certain intellectual property to the TransPoint Entities, and Citibank has given the TransPoint Entities an option to license certain intellectual property, all as described in the License Agreements, each as amended and restated as of the date hereof, which licenses are in full force and effect, and are valid and binding against the respective licensors. The Parents acknowledge that the rights of the licensees pursuant to such respective licenses may be transferred to HoldCo or its Subsidiaries following the Effective Time.

         SECTION 4.9 Parent Conflicting Contracts. Section 4.9 of the Microsoft Disclosure Schedule lists those contracts or agreements of Microsoft which, to the Knowledge of Microsoft, conflict with or are exceptions to the exclusivity and non-competition provisions of the proposed Commercial Alliance Agreement to which Microsoft will be a party. All such contracts will expire or may be terminated by Microsoft within one year of the Effective Time.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
             OF THE PARENTS WITH RESPECT TO THE TRANSPOINT ENTITIES

         Except as disclosed in a disclosure schedule of even date herewith, referring specifically to the representations and warranties in this Agreement with respect to the TransPoint Entities and identifying the section number of this Agreement to which each disclosure relates (the "TransPoint Disclosure Schedule"), each of the Parents, severally but not jointly, represents and warrants to CheckFree and HoldCo as follows; provided, however, that Citibank is not representing or warranting as to MSFDC or MSFDC International:

         SECTION 5.1 Organization. Each of the TransPoint Entities is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation or formation and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Parents have delivered to CheckFree complete and correct copies of the certificate of incorporation and bylaws or equivalent organizational documents, in each case, as amended to the date of this Agreement of each TransPoint Entity. Each TransPoint Entity is duly qualified or licensed as a foreign corporation or other organization to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Person.

         SECTION 5.2 Capitalization; Options and Other Rights.

                  (a) Section 5.2(a) of the TransPoint Disclosure Schedule sets forth (i) the name and jurisdiction of incorporation or organization of each of the TransPoint Entities, (ii) the total number of authorized shares or equity interests of each class of Capital Stock of each of the TransPoint Entities, the number of shares outstanding (if applicable) and the number of shares (or percentage equity interests) owned by any other TransPoint Entity or any other Person and (iii) a complete list of the directors and officers (or equivalent positions) of each TransPoint Entity. All the issued and outstanding shares or equity interests of Capital Stock of each TransPoint Entity have been duly and validly authorized and issued and are fully paid in accordance with such TransPoint Entity's organizational documents, and are free of pre-emptive rights. None of the outstanding shares or equity interests of Capital Stock of any TransPoint Entity has been issued in violation of the preemptive rights of any equityholder of such TransPoint Entity. The Capital Stock of each TransPoint Entity was issued in compliance with all applicable federal and state securities laws and regulations, and is owned free and clear of all Liens.

                  (b) There are neither (i) any existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from any TransPoint Entity, at any time, or upon the occurrence of any stated event, any Capital Stock in any TransPoint Entity, whether or not presently issued or outstanding, nor (ii) is there any outstanding Capital Stock in any TransPoint Entity or any other Person which is convertible into or exchangeable for other shares of Capital Stock of or equity interests in any TransPoint Entity, nor (iii) are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from any TransPoint Entity or any other Person any shares of Capital Stock or equity interests so convertible or exchangeable, nor (iv) are there any proxies, agreements or understandings with respect to the voting of the Capital Stock of any TransPoint Entity. No TransPoint Entity, directly or indirectly, has any ownership or other interest in, or control of, any Person. No TransPoint Entity is controlled by or under common control with any Person other than the Parents, their Affiliates and other TransPoint Entities.

         SECTION 5.3 No Conflicts; Consents. (a) The execution and delivery and the performance of this Agreement and the consummation of the transactions contemplated hereunder including, without limitation, the consummation of the Transfers, do not, and will not, (i) violate or conflict with any provision of the certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or equivalent organizational documents of any TransPoint Entity, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Entity applicable to any TransPoint Entity or (iii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require the payment of any additional compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect thereto, or result in the creation of or imposition of any Lien in favor of any Person upon any of the assets of any TransPoint Entity under any Material Contract (as defined in Section 5.8) to which any TransPoint Entity is a party or by which any of its assets or other rights may be bound, except in the case of clause (ii) for matters which individually or in the aggregate, would not have a Material Adverse Effect on the TransPoint Entities.

                  (b) The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, as to any TransPoint Entity, require any consent, approval, authorization or permission of, or filing with or notification to any Governmental Entity or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL, (ii) such filings as may be required under the HSR Act, and any applicable foreign antitrust laws and such consents or approval of the OCC as may be required by applicable law and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on the TransPoint Entities.

         SECTION 5.4 Financial Statements. Attached hereto in Section 5.4 of the TransPoint Disclosure Schedule are true and complete copies of the following financial statements of the TransPoint Business (the "Financial Statements"):

                           (a) audited balance sheets of the TransPoint Business
as of June 30, 1999 (the "Balance Sheet"), audited and with a report by Deloitte & Touche LLP;

                           (b) audited statements of operations, member
interests and cash flows of the TransPoint Business for the fiscal year ended June 30, 1999, audited and with a report by Deloitte & Touche LLP;

                           (c) the unaudited balance sheet of the TransPoint
Business as of December 31, 1999 (the "Unaudited Balance Sheet)";

                           (d) an unaudited statement of operations of the
TransPoint Business for the six months ended December 31, 1999.

                  The Financial Statements were prepared in accordance with GAAP consistently applied except as indicated in the reports thereto of Deloitte & Touche LLP. The Financial Statements were prepared on the basis of the books and records of the TransPoint Business (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial position of the TransPoint Business as of the dates thereof and the results of its operations and changes in stockholders' equity and cash flows for each of the periods then ended in conformity with GAAP. Each of the Financial Statements (including any related schedules and/or notes, if any) has been prepared in a consistent manner with the periods set forth in the other Financial Statements.

         SECTION 5.5 Absence of Undisclosed Liabilities; Indebtedness. (a) Except as set forth in the Balance Sheet or the notes thereto, no TransPoint Entity has any liability or obligation of any nature (whether absolute, accrued or contingent or otherwise or whether known or unknown) other than (i) liabilities or obligations incurred in the ordinary course of business and not required to be set forth in the Balance Sheet or the notes thereto under GAAP applied on a basis consistent with the Financial Statements, (ii) liabilities or obligations incurred after the date of the Balance Sheet in the ordinary course of business and consistent with past practice, and (iii) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on the TransPoint Entities.

                  (b) No TransPoint Entity has any Indebtedness. "Indebtedness" shall mean each of the following: (i) obligations created, issued or incurred for borrowed money, including all fees and obligations thereunder (including, without limitation, any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination), (ii) obligations to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) the face amount of all letters of credit issued for the account of any TransPoint Entity and all drafts thereunder, (iv) capital lease obligations, if any, and (v) any obligation guaranteeing any Indebtedness or other financial obligations of any other Person (including any obligations under any keep well or support agreements).

         SECTION 5.6 Operations and Obligations. Except as reflected on the Balance Sheet, since June 30, 1999:

                  (a) There have been no events or conditions resulting, individually or in the aggregate, in a Material Adverse Effect on the TransPoint Entities other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the electronic billing and payment industry, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or, to the Knowledge of the Parents, threatened against any TransPoint Entity or any member of their Boards of Directors or equivalent governing bodies in respect of this Agreement) or (iv) the public announcement of this Agreement and the transactions contemplated hereby.

                  (b) There has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation of any material property or other assets of any of the TransPoint Entities.

                  (c) Since December 31, 1999, each TransPoint Entity has conducted its business only in the ordinary course and consistent with the TransPoint Business strategy, except for actions (i) required to be taken in connection with the transactions contemplated hereunder or (ii) approved in advance thereof by CheckFree in writing. Without limiting the generality of the foregoing, since December 31, 1999, no TransPoint Entity has sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the assets reflected on the Balance Sheet or any assets acquired by such TransPoint Entity after December 31, 1999, except for (1) equipment sold or disposed of and replaced in the ordinary course of its business and (2) Permitted Liens.

                  (d) There has been no material change in the accounting principles or practices used by the TransPoint Entities, in each case, from those applied in the preparation of the Financial Statements.

         SECTION 5.7 Properties and Assets. (a) Each TransPoint Entity has good and valid title to the properties, assets and other rights reflected on the Balance Sheet or acquired since the date of the Balance Sheet, other than nonmaterial properties, assets and other rights disposed of in the ordinary course of business consistent with past practice since the date of such Balance Sheet, and one or more of the TransPoint Entities has good and valid title to all such properties, assets and other rights free and clear of Liens, except for Permitted Liens.

                  (b) Section 5.7 of the TransPoint Disclosure Schedule sets forth a complete and accurate list of (i) the real properties owned by any TransPoint Entity (the "Fee Properties") and (ii) the real properties leased by any TransPoint Entity (the "Leased Properties"). Each TransPoint Entity has good and marketable fee simple title to the Fee Properties and good and marketable leasehold title to the Leased Properties, in each case free and clear of all Liens, tenants and occupants except for Permitted Liens. Complete and accurate copies of all leases or other agreements relating to the Leased Properties have been delivered to CheckFree and there have been no material changes or amendments to such leases or agreements since such delivery. Each TransPoint Entity is the lawful owner of all improvements and fixtures located on the Fee

Properties and all moveable fixtures located at the Leased Properties, free and clear of all Liens except for Permitted Liens. Each lease or other agreement relating to the Leased Properties is a valid and subsisting agreement, without any material default of any TransPoint Entity thereunder and, to the Knowledge of the Parents, without any material default thereunder of the other party thereto, and such leases and agreements give the TransPoint Entities the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the TransPoint Business as it is currently being conducted. The TransPoint Entities' possession of such property has not been disturbed nor has any claim relating to the TransPoint Entities' title to or possession of such property been asserted against the TransPoint Entities.

                  (c) The Parents have provided CheckFree lists of (i) all of the tangible personal property used by the TransPoint Entities in the TransPoint Business having an original acquisition cost of $50,000 or more, and (ii) all leases of personal property binding upon any TransPoint Entity. All of such tangible personal property is presently utilized by the TransPoint Entities in the ordinary course of its business and is in good working order, ordinary wear and tear excepted.

         SECTION 5.8 Contracts. (a) Section 5.8 of the TransPoint Disclosure Schedule lists any of the following contracts or arrangements (whether written or oral) to which any TransPoint Entity is a party or by which it is obligated otherwise as of the date hereof (the "Material Contracts"):

                  (i) any contract or arrangement with a sales representative, distributor, dealer, broker, sales agency, advertising agency or other person engaged in sales, distribution or promotional activities, or any contract to act as one of the foregoing on behalf of any person, which is not terminable without the payment of any termination fee or the incurring of any penalty by the applicable TransPoint Entity on 60 or fewer days notice;

                  (ii) any contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment or goods or services, having a value in excess of $50,000;

                  (iii) any contract or arrangement pursuant to which any TransPoint Entity has made or will make loans or advances in excess of $50,000;

                  (iv) any contract or arrangement for bill presentment and/or bill payment services which is not terminable, without the payment of any termination fee or the payment of any penalty, by the applicable TransPoint Entity on 30 days notice;

                  (v) any contract or arrangement involving a partnership, a limited liability company, a joint venture or other cooperative undertaking requiring a sharing of assets or technology of any TransPoint Entity;

                  (vi) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of any TransPoint Entity;

                  (vii) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of any TransPoint Entity, or any TransPoint Entity is granted the authority to act for or on behalf of any Person;

                  (viii) any contract not fully performed and relating to any acquisition or disposition of any TransPoint Entity or any predecessor in interest of any TransPoint Entity, or any acquisition or disposition of any subsidiary, division, line of business, or real property of any TransPoint Entity;

                  (ix) all contracts and arrangements between any TransPoint Entity and the equityholders or Affiliates of any TransPoint Entity; and

                  (x) any material agreement (including software licenses) involving the licensing, use or ownership of the TransPoint Entities' Intellectual Property Rights (as defined in Section 5.12) ("Intellectual Property Agreements"); and

                  (xi) any contract not specified above, the cancellation, breach, or nonperformance of which would reasonably be expected to have a Material Adverse Effect on the TransPoint Entities.

         (b) The Parents have made available to CheckFree complete and accurate copies of each of the written contracts and agreements and written summaries of the material terms of any oral contract or agreement, set forth on Section 5.8 of the TransPoint Disclosure Schedule.

         SECTION 5.9 Absence of Default. (a) Except as would not, individually or in the aggregate have a Material Adverse Effect on the TransPoint Entities, each of the agreements to which any of the TransPoint Entities is a party constitutes a valid and binding obligation of the TransPoint Entities, and is in full force and effect.

         (b) Except with respect to circumstances that would not reasonably be expected to have a Material Adverse Effect on the TransPoint Entities, (i) each TransPoint Entity has fulfilled and performed in all respects its obligations under each such agreement to which it is a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through the date hereof; (ii) no TransPoint Entity is or is alleged in writing to be, and each other party to any such agreement is not, to the Knowledge of the Parents, in breach of or default under, nor is there alleged in writing to be any basis for termination of, any such agreement; (iii) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any TransPoint Entity or, to the Knowledge of the Parents, by any such other party; and (iv) no TransPoint Entity is currently renegotiating any such agreement in respect of which such TransPoint Entity is alleged to be in default or paying liquidated damages in lieu of performance thereunder.

         SECTION 5.10 Litigation. (a) There are no actions, suits, arbitrations, legal or administrative proceedings or investigations pending against any TransPoint Entity. To the Knowledge of the Parents, there are no actions, suits, arbitrations, legal or administrative proceedings or investigations threatened against or affecting any TransPoint Entity which would reasonably be expected to have a Material Adverse Effect on the TransPoint Entities. Neither any TransPoint Entity, nor the assets, properties or business of any TransPoint Entity, is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal. No TransPoint Entity is the plaintiff in any such proceeding nor is any TransPoint Entity contemplating commencing legal action against any other Person.

         SECTION 5.11 Compliance with Law. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon the TransPoint Entities, each TransPoint Entity is not in breach or default under any order or decree of any court, Governmental Entity, arbitrator or arbitration board or tribunal and has complied in all material respects with, and is not in violation of, in any material respect, any law, ordinance or governmental rule or regulation (collectively, "Laws").

                  (b) Each TransPoint Entity has obtained all licenses, permits, certificates, authorizations, approvals, registrations or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets, properties and rights or the conduct of its business other than Authorizations, the failure of such TransPoint Entity to possess, would not, individually or in the aggregate, have a Material Adverse Effect on the TransPoint Entities.

                  (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon the TransPoint Entities, each Authorization is in full force and effect and no proceeding is pending or, to the Knowledge of the Parents, threatened to modify, suspend, revoke or otherwise limit any of such Authorization and no administrative or governmental actions have been taken or, to the Knowledge of the Parents, threatened in connection with the expiration or renewal of any such Permits.

                  (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon the TransPoint Entities, no TransPoint Entity has received written notice of violation by any TransPoint Entity of any Laws or Authorization.

         SECTION 5.12 TransPoint Intellectual Property. (a) Each TransPoint Entity owns, or is validly licensed or otherwise has the valid right to use, on and before the Effective Time, all trade secrets, copyrights, and U.S. trademarks and service marks (the "Intellectual Property Rights") that any TransPoint Entity has used in commerce on or before the Effective Time in the conduct of its business. To the Knowledge of the Parents, such Intellectual Property Rights used by any TransPoint Entity in the conduct of its business as currently conducted consistent with past practices are free of all Liens.
Section 5.12 of the TransPoint Disclosure Schedule contains a list of all patent registrations and applications, trademark registrations and applications, domain name registrations and applications and copyright registrations and applications owned by a TransPoint Entity. The execution, delivery and performance of this Agreement and the transactions contemplated thereby will not constitute a breach or default, or otherwise jeopardize or impair the validity or enforceability of any Intellectual Property Rights of the TransPoint Entities that are material to the conduct of the TransPoint Business.

         (b) No TransPoint Entity has received any written charge, complaint, claim, demand or notice (excluding email, other than email addressed to the officer of a TransPoint Entity or Parent) alleging any interference, infringement, conflict with, misappropriation or violation ("Infringement") of any Intellectual Property Rights or patents (including any claim that any TransPoint Entity must license or refrain from using any Intellectual Property Rights of any other Person) that has not been settled or otherwise fully resolved in a manner that is not adverse to the TransPoint Entities. There are no pending or outstanding Actions or Orders that seek to limit or challenge the use, validity, ownership, value or enforceability of any Intellectual Property Right or patent of the TransPoint Entities, nor to any Parent's Knowledge, are any threatened.

         (c) To Knowledge of the Parents, HoldCo's use after the Transfers of the TransPoint Entities' Intellectual Property Rights which are material to the conduct of the TransPoint Business will not Infringe the Intellectual Property Rights of any other Person.

         (d) Each employee, agent, consultant, officer, director or contractor who has materially contributed to or participated in the creation or development of any Intellectual Property Rights other than Parent IPR or Third Party IPR (as defined herein) on behalf of any TransPoint Entity or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which any TransPoint Entity is deemed to be the sole original owner/author of all Intellectual Property Rights therein; or (ii) has executed an assignment or an agreement to assign solely in favor of any TransPoint Entity or such predecessor in interest, as applicable, all right, title and interest and all Intellectual Property Rights in such material. To the Knowledge of the Parents, no Parent or employee of any TransPoint Entity has any interest in any Intellectual Property Rights other than Parent IPR or Third Party IPR licensed by Microsoft that are material to the business or operations of the TransPoint Entities (other than as an equityholder in a Parent). For purposes of this
Section 5.12, "Parent IPR" means all trademarks, trade secrets, and/or copyrights licensed by Microsoft, FDC or Citibank to a TransPoint Entity pursuant to the License Agreements, and "Third Party IPR" means any patents, trademarks, trade secrets and/or copyrights licensed to a TransPoint Entity by
(i) Microsoft pursuant to a standard license for commercially available software products, or (ii) any Person other than a TransPoint Entity, Microsoft, FDC or Citibank. Notwithstanding the foregoing, to the Knowledge of the Parents, the parties licensing the Third Party IPR own all rights therein.

         (e) To the Knowledge of the Parents, none of the activities of any employee of any TransPoint Entity on behalf thereof violates any obligations of such employee to third parties, including, without limitation, confidentiality or noncompetition obligations under agreements with a former employer. No Parent is aware of any unauthorized use by a third party of any Intellectual Property Rights of the TransPoint Entities. The TransPoint Entities have taken and are taking reasonable precautions (i) to keep confidential all material trade secrets and other confidential information included in the Intellectual Property Rights, and (ii) otherwise to protect and maintain the validity of their material Intellectual Property Rights.

         (f) No TransPoint Entity (i) has sold, assigned, transferred, licensed or sublicensed, or entered into any contract to sell, assign, transfer or sublicense its Intellectual Property Rights other than customary licenses entered into in the ordinary course of business that permit its end-users and customers to use any Intellectual Property Rights embedded in its products and (ii) has entered into any contract (oral or written) or other arrangement pursuant to which any TransPoint Entity has agreed or is obligated to license, transfer or place in escrow the source code for any of its products (prior or current).

         (g) Except as set forth in Section 5.12(g) of the TransPoint Disclosure Schedule, to the Knowledge of the Parents, the change to the year 2000 has not caused, and is not expected to cause any material (i) disruption or impairment to the operation of the business of the TransPoint Entities or their provision of any products or services, (ii) liabilities or payments to any other Person, or (iii) additional expenses other than those reflected in the latest public filings.

         (h) Except as set forth in Section 5.12(h) of the TransPoint Disclosure Schedule, in operating their businesses, the TransPoint Entities take all commercially reasonable actions to prevent any Person from unauthorized or improper use of, or access or modifications to, its software, systems or services or the personal information of any Person contained therein.

         SECTION 5.13 Tax Matters. (a) (i) Each TransPoint Entity has filed all material Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid, except where failure to timely pay would not, individually or in the aggregate, have a Material Adverse Effect on the TransPoint Entities; (iii) all Taxes (whether or not shown on any Tax Return) owed by the TransPoint Entities have been timely paid or the TransPoint Entities have established adequate reserves therefor, except, where failure to timely pay or establish adequate reserves would not, individually or in the aggregate, have a Material Adverse Effect on the TransPoint Entities; (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Parents, proposed or threatened in writing with respect to Taxes of the TransPoint Entities; (v) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vi) Tax indemnity arrangements, if any, will terminate prior to Closing and the TransPoint Entities will not have any liability thereunder on or after Closing; (vii) there are no Liens for Taxes upon the assets of the TransPoint Entities except Liens relating to current Taxes not yet due; (viii) Taxes which the TransPoint Entities are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the TransPoint Entities in accordance with GAAP; and (ix) no TransPoint Entity is or has been a member of any affiliated group of corporations within the meaning of Section 1504(a) of the Code.

                  (b) No TransPoint Entity owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation or (iv) passive foreign investment company.

                  (c) Each TransPoint Entity has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         SECTION 5.14 Employees. No TransPoint Entity currently has any employees, and no TransPoint Entity has any continuing liabilities or obligations with respect to any former employees of such TransPoint Entity. No TransPoint Entity has any employment agreement with, or maintains any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any Person. There are no agreements with respect to any Person that would obligate the TransPoint Entities to make any payment or provide any benefit the deduction of which is limited by Section 280G of the Code or that could be subject to tax under Section 4999 of the Code.

         SECTION 5.15 Employment Practices; Labor Relations. (a) Each TransPoint Entity has complied in all material respects with all applicable laws, rules and regulations or contractual requirements respecting employment and employment practices, terms and conditions of employment, of employees, former employees or other labor related matters, including, without limitation, those relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any such Laws, rules or regulations.

                  (b) There are no material controversies relating to the TransPoint Business pending or, to the Knowledge of the Parents, threatened between any TransPoint Entity and any of the employees of any TransPoint Entity or between any Parent and any employee of such Parent who is primarily engaged in the TransPoint Business.

                  (c) No TransPoint Entity is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any TransPoint Entity, nor is any Parent a party to any collective bargaining agreement or other labor union contract applicable to employees of such Parent who are primarily engaged in the TransPoint Business nor, to the Knowledge of the Parents, are there any activities or proceedings of any labor union to organize any such employees.

                  (d) There are no (i) unfair labor practice complaints pending against any TransPoint Entity before the National Labor Relations Board or any current union representation questions involving employees of any TransPoint Entity or employees of a Parent primarily engaged in the TransPoint Business;
(ii) strikes, slowdowns, work stoppages or lockouts existing, or, to the Knowledge of the Parents, threatened, by or with respect to any employees of any TransPoint Entity or to employees of a Parent primarily engaged in the TransPoint Business; (iii) charges pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to any TransPoint Entity or to any Parent in respect of employees primarily engaged in the TransPoint Business; or (iv) claims pending against any TransPoint Entity or against any Parent with respect to employees primarily engaged in the TransPoint Business before any workers' compensation board.

                  (e) No TransPoint Entity has received written notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to any TransPoint Entity and, to the Knowledge of the Parents, no such investigation is in progress.

                  (f) There are no contracts, commitments or arrangements between any TransPoint Entity and any employee which require the payment of any compensation by any TransPoint Entity upon the occurrence of the Transfers or any other transaction contemplated by this Agreement.

         SECTION 5.16 Environmental Matters. (a) (i) Each TransPoint Entity complies and has complied with all applicable Environmental Laws, and possesses and complies with and has possessed and complied with all Environmental Permits;
(ii) there are and have been no Materials of Environmental Concern or other conditions, at any property owned, leased or occupied by a TransPoint Entity that could give rise to any liability under any Environmental Law or result in costs arising out of any Environmental Law; (iii) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which any TransPoint Entity is or will be named as a party is pending or, to the Knowledge of the Parents, threatened, nor is any TransPoint Entity the subject of any investigation in connection with any such proceeding or, to the Knowledge of the Parents, potential proceeding; (iv) there are no past or present conditions, circumstances, practices, plans, or legal requirements that would be expected to prevent, or materially increase the burden on the TransPoint Entities of complying with applicable Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; and (v) the Parents have provided to CheckFree true and complete copies of all Environmental Reports relating to the TransPoint Business or the TransPoint Entities.

         (b) For purposes of this Agreement:

                  (i) "Environmental Laws" shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

                  (ii) "Environmental Permits" shall mean any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

                  (iii) "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, or actual or potential liability under or cost arising out of, any Environmental Law that may in any way affect any TransPoint Entity or the TransPoint Business.

                  (iv) "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants and radioactivity, and any other substances of any kind that are regulated pursuant to or could give rise to liability under any Environmental Law.

         SECTION 5.17 Insurance. Section 5.17 of the TransPoint Disclosure Schedule sets forth a list of all policies of insurance maintained, owned or held by, or on behalf of, any TransPoint Entity as of the date hereof and a brief description of any outstanding claims under any of such insurance policies. Such policies provide insurance in such amounts and against such risks customary for companies engaged in similar businesses to the TransPoint Business to protect the employees, properties, assets, businesses and operations of the TransPoint Entities. Each TransPoint Entity has complied in all material respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner. The full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of a TransPoint Entity thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement and the Ancillary Agreements.

         SECTION 5.18 Accounts Receivable. All accounts receivable of the TransPoint Entities (i) have arisen from bona fide transactions by the TransPoint Entities in the ordinary course of their businesses and represent bona fide claims against debtors for sales and other charges and (ii) are not subject to discount except for cash and immaterial trade discount consistent with past practice. The amount carried for doubtful accounts and allowances accrued on the books of the TransPoint Entities, based on past loss experience, is sufficient to provide for any losses that may be sustained on realization of the accounts receivable of the TransPoint Entities.

         SECTION 5.19 Customers and Suppliers. As of the date of this Agreement and, to the Knowledge of the Parents, during the 12-month period ended on the date hereof (i) none of the customers of the TransPoint Entities which individually account for more than 5% of the consolidated gross revenues of the TransPoint Entities during the 12-month period ended December 31, 1999 (the "Material Customers") has terminated or communicated that it intends to terminate any agreement with, or reduce its purchases from, the TransPoint Entities, (ii) no material supplier of any TransPoint Entity has communicated that it will stop, or decrease the rate of, supplying materials, products or services to any TransPoint Entity and (iii) there has not been any material dispute between any TransPoint Entity and any of the Material Customers or any of its material suppliers.

         SECTION 5.20 Affiliate Transactions. All agreements, arrangements, undertakings or other transactions between any TransPoint Entity and any Parent or any Affiliate of any Parent, excluding any other TransPoint Entities as of the date hereof, are described in Section 5.20 of the TransPoint Disclosure Schedule and, other than the Transition Services Agreement (as described in Section 8.7 hereof) and those agreements specifically so identified in Section
5.20 of the TransPoint Disclosure Schedule, none of the above shall be binding on any TransPoint Entity, or any Parent or any Affiliate of any Parent as of the Effective Time.

         SECTION 5.21 Export Control Laws. Each TransPoint Entity has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

                  (a) The TransPoint Entities have obtained all export licenses and other approvals required for their current export (including transmissions) of products, software and technologies from the United States;

                  (b) The TransPoint Entities are in compliance whereas by 5.11 with the terms of all applicable export licenses or other approvals;

                  (c) There are no pending or, to the Knowledge of the Parents, threatened material claims against any TransPoint Entity with respect to such export licenses or other approvals;

                  (d) To the Knowledge of the Parents, there are no actions, conditions or circumstances pertaining to the export transactions (or transmissions) of any TransPoint Entity that are likely to give rise to any future Actions; and

                  (e) No consents or approvals for the transfer of export licenses to HoldCo and its Subsidiaries are required, or such consents and approvals can be obtained expeditiously without material cost to HoldCo or its Subsidiaries.

         SECTION 5.22 Reorganization. No TransPoint Entity has taken any action or failed to take any action, which action or failure would jeopardize the qualification of (i) the TransPoint Contribution and the CheckFree Merger, together, as an exchange pursuant to Section 351 of the Code or (ii) the CheckFree Merger as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 5.23 Brokers. Except for the engagement of Morgan Stanley Dean Witter no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the TransPoint Entities.

         SECTION 5.24 Entire Business. The assets and other rights of the TransPoint Entities, together with the rights to be made available to HoldCo and its Subsidiaries pursuant to the License Agreements and the services provided and the assets made available by the Parents under the Transition Services Agreement constitute all of the assets, properties and other rights used by the TransPoint Entities to conduct the TransPoint Business, as currently conducted (including provision of services and assets by the Parents), other than third-party intellectual property which is generally commercially available where the cost to license such intellectual property is less than $100,000 per annum; provided, however, that nothing in this Section 5.24 shall be read as making any representation as to the rights of the TransPoint Entities to use any intellectual property currently used in the conduct of the TransPoint Business. No TransPoint

Entity has engaged in any activity other than the operation of, or has any liabilities or obligations other than those arising from, the TransPoint Business.

         SECTION 5.25 Information in the HoldCo Registration Statement and Proxy Statement/Prospectus. None of the written information supplied or to be supplied by any of the Parents on behalf of the TransPoint Entities, or by any of the TransPoint Entities themselves, specifically for inclusion or incorporation by reference in (i) the HoldCo Registration Statement will, at the time the HoldCo Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, at the dates mailed to stockholders of CheckFree and at the times of the meeting of stockholders of CheckFree to be held in connection with the CheckFree Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made pursuant to this Section 5.25 with respect to (i) any written information subject to the representations and warranties provided in Section 4.7 and (ii) statements made in or information incorporated by reference in the HoldCo Registration Statement or the Proxy Statement/Prospectus other than statements based on information supplied by any Parent or any TransPoint Entity in writing specifically for inclusion or incorporation by reference in the HoldCo Registration Statement or the Proxy Statement/Prospectus.

         SECTION 5.26 Minute Books. All minute books of each of the TransPoint Entities have been made available to CheckFree.

                                    ARTICLE 6

             REPRESENTATIONS AND WARRANTIES OF CHECKFREE AND HOLDCO

         Except as disclosed in a disclosure schedule of even date herewith, referring specifically to the representations and warranties in this Agreement and identifying the section number of this Agreement to which each disclosure relates (the "CheckFree Disclosure Schedule"), each of CheckFree and HoldCo represents and warrants to each of the Parents and the Holding Subsidiaries as follows:

         SECTION 6.1 Organization. Each of CheckFree, HoldCo, and Merger Sub C is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of CheckFree, HoldCo, and Merger Sub C has all requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Each of CheckFree and, upon Closing, HoldCo, is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on CheckFree or HoldCo. Merger Sub C was organized solely for the purposes of effecting the CheckFree Merger and has engaged in no activity other than in connection therewith.

         SECTION 6.2 Subsidiaries. Section 6.2 of the CheckFree Disclosure
Schedule includes a complete and accurate list of each Subsidiary of CheckFree, indicating the jurisdiction of incorporation and the nature and level of ownership in such Subsidiary by CheckFree, any Subsidiary of CheckFree and any other Person. Complete and correct copies of the Certificate of Incorporation and Bylaws of CheckFree and of each Subsidiary of CheckFree have previously been delivered to the Parents. Neither CheckFree nor any of its Subsidiaries owns of record or beneficially, directly or indirectly, any outstanding Capital Stock or securities convertible into Capital Stock of any other corporation, partnership, joint venture or other noncorporate business enterprise. Each Subsidiary of CheckFree is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of CheckFree is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on CheckFree. All the outstanding Capital Stock of CheckFree's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by CheckFree or by a wholly owned Subsidiary of CheckFree free and clear of any Liens, and there are no proxies or voting or transfer agreements or understandings outstanding with respect to any such shares. Complete and correct copies of the Certificate of Incorporation and Bylaws of each of HoldCo and Merger Sub C have been delivered to the Parents.

         SECTION 6.3 Capitalization; Options and Other Rights. (a) The authorized Capital Stock of CheckFree consists of 150,000,000 shares of CheckFree Common Stock and 15,000,000 shares of CheckFree Preferred Stock, and, as of December 31, 1999, 57,305,659 shares of CheckFree Common Stock were issued and 51,756,278 shares of CheckFree Common Stock were outstanding (the "Outstanding CheckFree Common Stock"), all of which were duly authorized and validly issued and are fully paid and nonassessable, and no shares of CheckFree Preferred Stock were issued and outstanding. As of December 31, 1999, there were CheckFree Options to purchase up to a total of 5,824,608 shares of CheckFree Common Stock and outstanding CheckFree Warrants to purchase up to a total of 11,400,000 shares of CheckFree Common Stock. All the Outstanding CheckFree Common Stock has been duly and validly authorized and issued and is fully paid and nonassessable. None of the Outstanding CheckFree Common Stock has been issued in violation of the preemptive rights of any stockholder of CheckFree. The Outstanding CheckFree Common Stock has been issued, and the shares of CheckFree Common Stock to be issued upon the exercise of CheckFree Options will be issued, in compliance in all material respects with all applicable federal and state securities laws and regulations.

                  (b) The authorized Capital Stock of HoldCo consists of 1,000 shares of HoldCo Common Stock, of which 100 shares are issued and outstanding and owned by CheckFree. The authorized Capital Stock of Merger Sub C consists of 1,000 shares of Merger Sub C Common Stock, of which 100 shares are issued and outstanding and owned by HoldCo.

All of the outstanding stock of HoldCo and Merger Sub C have been duly and validly authorized and issued and are fully-paid and nonassessable.

                  (c) There are neither (i) any existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from CheckFree, HoldCo, or Merger Sub C or granting to CheckFree, HoldCo, or Merger Sub C any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of CheckFree, HoldCo, or Merger Sub C, whether or not presently issued or outstanding, other than the purchase rights to receive shares of CheckFree stock under the CheckFree Rights Agreement, nor (ii) any outstanding securities of CheckFree or any other entity which are convertible into or exchangeable for other securities of CheckFree, nor (iii) any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from CheckFree, HoldCo, or Merger Sub C or any other Person any securities so convertible or exchangeable, nor, (iv) to the Knowledge of CheckFree, any proxies, agreements or understandings with respect to the voting of the Outstanding CheckFree Common Stock, except as contemplated by this Agreement.

         SECTION 6.4 Authority. (a) Each of CheckFree, HoldCo, and Merger Sub C has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance by each of CheckFree, HoldCo, and Merger Sub C of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action by such party except, in the case of CheckFree, for the approval of CheckFree's stockholders as set forth in Section
6.6 and, except for the filing of appropriate merger documents as required by the DGCL, no other corporate proceedings other than actions previously taken on the part of CheckFree, HoldCo, and Merger Sub C are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by each of CheckFree, HoldCo, and Merger Sub C and constitutes the legal, valid and binding obligation of CheckFree, HoldCo, and Merger Sub C enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). On the Closing Date, each Ancillary Agreement to which HoldCo is a party will be duly authorized, executed and delivered by HoldCo, and on the Closing Date each Ancillary Agreement to which HoldCo is a party will constitute the legal, valid and binding obligation of HoldCo, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law.) The filing of the HoldCo Registration Statement and all other aspects of the registration of the HoldCo Common Stock to be issued pursuant to the CheckFree Merger under the Securities Act have been duly authorized by HoldCo.

                  (b) The Board of Directors of CheckFree (i) has approved this Agreement and the transactions contemplated hereby, (ii) has determined that the terms of the CheckFree Merger are in the best interests of its stockholders and
(iii) has resolved to recommend the approval of the CheckFree Merger, the adoption of this Agreement and the consummation of the transactions contemplated hereby to its stockholders.

                  (c) The Board of Directors of HoldCo (i) has approved this Agreement and the transactions contemplated hereby, (ii) has determined that the terms of the CheckFree Merger and the TransPoint Contribution are in the best interests of its stockholders and (iii) has resolved to recommend the approval of the CheckFree Merger, the TransPoint Contribution, the adoption of this Agreement and the consummation of the transactions contemplated hereby to its stockholders.

                  (d) The sole shareholder of HoldCo has unanimously approved and adopted the CheckFree Merger, the TransPoint Contribution and this Agreement and the transactions contemplated hereby.

         SECTION 6.5 No Conflicts; Consents. (a) The execution, delivery and performance by CheckFree, HoldCo, and Merger Sub C of this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, including without limitation the consummation of the Transfers, do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of CheckFree, HoldCo, or Merger Sub C, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Entity applicable to CheckFree, HoldCo, or Merger Sub C or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require the payment of any additional compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect thereto, or result in the creation of or imposition of any Lien in favor of any Person upon any of the assets of CheckFree, HoldCo, or Merger Sub C under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation, oral or written, to which CheckFree, HoldCo, or Merger Sub C or CheckFree's Subsidiaries is a party or by which any of its assets or other rights may be bound, except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on CheckFree or HoldCo.

                  (b) The execution, delivery and performance by each of CheckFree and HoldCo of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) any such consent, approval, authorization, permission, notice or filing which is required under the Securities Act, the Exchange Act and applicable state securities laws; (iii) such filings as may be required under the HSR Act and any applicable foreign antitrust laws; and (iv) any such consent, approval, authorization, permission, notice or filing which, if not obtained or made, would not have a Material Adverse Effect on CheckFree or HoldCo.

         SECTION 6.6 Stockholder Vote; State Anti-takeover Laws. (a) Pursuant to the provisions of the DGCL, the Certificate of Incorporation of CheckFree, the Bylaws of CheckFree and any other applicable law or stock exchange rules, the only approval of holders of CheckFree Common Stock required to approve the Transfers and to approve and adopt this Agreement and the transactions contemplated hereby is the approval of a majority of the outstanding CheckFree Common Stock.

                  (b) Prior to the execution of this Agreement, the Board of Directors of each of CheckFree and HoldCo has taken all necessary action to cause this Agreement and the transactions contemplated hereby and thereby to be exempt from the provisions of Section 203 of the DGCL.

         SECTION 6.7 Litigation. Neither CheckFree nor HoldCo is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to its Knowledge threatened, which in any manner challenges the Transfers, seeks to prevent, enjoin, alter or delay the Transfers or otherwise reasonably could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

         SECTION 6.8 SEC Filings; CheckFree Financial Statements. (a) Since December 31, 1998, CheckFree has filed with the SEC all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required under the Securities Act and the Exchange Act (the "CheckFree SEC Documents"). As of their respective dates, the CheckFree SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CheckFree SEC Documents and none of the CheckFree SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CheckFree included in the CheckFree SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of CheckFree as of the dates thereof and the consolidated results of CheckFree's operations, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments) and are consistent in all material respects with the books and records of CheckFree. Since June 30, 1999, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of CheckFree or any of its Subsidiaries. Except for liabilities or obligations that are accrued or reserved against in CheckFree's financial statements included in the CheckFree SEC Documents, neither CheckFree nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required by

GAAP to be reflected on a consolidated balance sheet, or the notes thereto, or which would have a Material Adverse Effect on CheckFree.

                  (b) Except for liabilities or obligations (i) reflected in the financial statements or in the notes thereto included in the CheckFree SEC Documents filed and publicly available prior to the date of this Agreement (the "CheckFree Filed SEC Documents"), (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements of CheckFree contained in the CheckFree Filed SEC Documents or (iii) incurred in connection with this Agreement or the transactions contemplated hereby, neither CheckFree nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which, individually or in the aggregate, would have a Material Adverse Effect on CheckFree.

         SECTION 6.9 HoldCo Registration Statement; Proxy Statement/Prospectus. Subject to the last sentence of this Section 6.9, the HoldCo Registration Statement, at the time it becomes effective under the Securities Act and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Subject to the last sentence of this
Section 6.9, the Proxy Statement/Prospectus, at the dates mailed to stockholders of CheckFree and at the times of the meeting of stockholders of CheckFree to be held in connection with the CheckFree Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the HoldCo Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by CheckFree with respect to statements made in the HoldCo Registration Statement or incorporated by reference therein or in the Proxy Statement/Prospectus or incorporated by reference therein based on information supplied by the Parents or any of the TransPoint Entities in writing specifically for inclusion or incorporation by reference in the HoldCo Registration Statement or the Proxy Statement/Prospectus.

         SECTION 6.10 Operations and Obligations. Except as described in the CheckFree SEC Documents, since the date of the most recent audited balance sheet of CheckFree contained in the CheckFree Filed SEC Documents, there has been no event or condition resulting in a Material Adverse Effect on CheckFree, other than as a result of (a) general economic conditions, (b) business and economic conditions generally affecting the electronic billing and payment industry, or
(c) liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or, to the Knowledge of CheckFree, threatened against CheckFree or any member of CheckFree's Board of Directors in respect of this Agreement).

         SECTION 6.11 Reorganization. Neither CheckFree, HoldCo nor Merger Sub C has taken any action or failed to take any action, which action or failure would jeopardize (i) the treatment of the TransPoint Contribution and the CheckFree Merger, together, as an exchange pursuant to Section 351 of the Code, and (ii) the treatment of the CheckFree Merger as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 6.12 Brokers. Except for the engagement of Merrill Lynch & Co., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CheckFree or HoldCo.

         SECTION 6.13 CheckFree Rights Agreement. CheckFree and the Board of Directors of CheckFree have taken all necessary action so that none of the execution of this Agreement and the consummation of the transactions contemplated hereby will (i) cause any CheckFree Rights issued pursuant to the CheckFree Rights Agreement to become exercisable, (ii) cause any of the Parents or any of their Affiliates (as defined in the CheckFree Rights Agreement) to be a 15% Stockholder (as defined in the CheckFree Rights Agreement) or give rise to a Distribution Date, Section 11(a)(ii) Event or a Section 13(a) Event (as each such term is defined in the CheckFree Rights Agreement).

         SECTION 6.14 Opinion of Financial Advisor. CheckFree has received the opinion of Merrill Lynch & Co. to the effect that, as of the date of such opinion, the consideration to be received by the CheckFree Stockholders in the CheckFree Merger is fair to the CheckFree Stockholders from a financial point of view.

         SECTION 6.15 CheckFree Intellectual Property. (a) To the Knowledge of CheckFree, CheckFree owns, or is validly licensed or otherwise has the valid right to use, on and before the Effective Time, all trade secrets, copyrights, and U.S. trademarks and service marks (the "Intellectual Property Rights") that CheckFree has used in commerce on or before the Effective Time in the conduct of its business. The execution, delivery and performance of this Agreement and the transactions contemplated thereby will not constitute a breach or default, or otherwise jeopardize or impair the validity or enforceability, of any Intellectual Property Rights of CheckFree that are material to the conduct of CheckFree's business.

         (b) CheckFree has not received any written charge, complaint, claim, demand or notice (excluding email, other than email addressed to the officer of CheckFree) alleging any interference, infringement, conflict with, misappropriation or violation ("Infringement") of any Intellectual Property Rights or patents (including any claim that CheckFree must license or refrain from using any Intellectual Property Rights of any other Person) that has not been settled, otherwise fully resolved in a manner that is not adverse to CheckFree or determined to be baseless with the advice of counsel. There are no pending or outstanding Actions or Orders that seek to limit or challenge the use, validity, ownership, value or enforceability of any Intellectual Property Right of CheckFree, nor to CheckFree's Knowledge, are any threatened.

         (c) CheckFree has taken and is taking reasonable precautions (i) to keep confidential all material trade secrets and other confidential included in its Intellectual Property Rights, and (ii) otherwise to protect and maintain the validity of its material Intellectual Property Rights.

         (d) CheckFree has not sold, assigned, transferred, licensed or sublicensed, or entered into any contract to sell, assign, transfer or sublicense its Intellectual Property Rights other than customary licenses entered into in the ordinary course of business that permit its end-users and customers to use any Intellectual Property Rights embedded in its products.

         (e) Except as set forth in Section 6.15(e) of the CheckFree Disclosure Schedule, to the Knowledge of CheckFree, the change to the year 2000 has not caused, and is not expected to cause any material (i) disruption or impairment to the operation of the business of CheckFree or their provision of any products or services, (ii) liabilities or payments to any other Person, or (iii) additional expenses other than those reflected in the latest public filings.

         (f) Except as set forth in Section 6.15(f) of the CheckFree Disclosure Schedule, in operating its business, CheckFree takes all commercially reasonable actions to prevent any Person from unauthorized or improper use of, or access or modifications to, its Software, systems or services or the personal information of any Person contained therein.

         SECTION 6.16 Major Contracts. CheckFree has made available to the Parents the material terms of all material contracts or arrangements for bill presentment and/or bill payment services. Section 6.16 of the CheckFree Disclosure Schedule lists any of the following contracts or arrangements to which CheckFree is a party or by which CheckFree or HoldCo is or will be obligated otherwise as of the date hereof:

                  (a) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of CheckFree; and

                  (b) any contract or arrangement involving a partnership, a limited liability company, a joint venture or other cooperative undertaking requiring a sharing of technology of CheckFree or HoldCo.


         SECTION 6.17 Compliance with Law. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon CheckFree or HoldCo, each of CheckFree and HoldCo is not in breach or default under any order or decree of any Governmental Entity, arbitrator or arbitration board or tribunal and has complied in all material respects with, and is not in violation of, in any material respect, any Laws.

                  (b) Each of CheckFree and HoldCo has obtained all Authorizations necessary for the ownership or use of its assets, properties and rights or the conduct of its business other than Authorizations, the failure of CheckFree or HoldCo to possess, would not, individually or in the aggregate, have a Material Adverse Effect on CheckFree or HoldCo.

                  (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon CheckFree or HoldCo, each Authorization is in full force and effect and no proceeding is pending or, to the Knowledge of CheckFree and HoldCo, threatened to modify, suspend, revoke or otherwise limit any of such Authorization and no administrative or governmental actions have been taken or, to the Knowledge of CheckFree and HoldCo, threatened in connection with the expiration or renewal of any such Permits.

                  (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon CheckFree or HoldCo, neither CheckFree nor HoldCo has received written notice of any violation of Laws or Authorization.

         SECTION 6.18 Absence of Default. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on CheckFree or HoldCo, each of the material agreements to which CheckFree is a party constitutes a valid and binding obligation of CheckFree, and is in full force and effect.

                  (b) Except with respect to circumstances that would not reasonably be expected to have a Material Adverse Effect on CheckFree or HoldCo,
(i) CheckFree has fulfilled and performed in all respects its obligations under each such agreement referenced in Section 6.18(a) to which it is a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through the date hereof; (ii) CheckFree is not and is not alleged in writing to be, in breach or default under, nor is there alleged in writing to be any basis for termination of, any such agreement of any such agreement referenced in Section 6.18(a); (iii) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by CheckFree referenced in
Section 6.18(a); and (iv) CheckFree is not currently renegotiating any such agreement referenced in Section 6.18(a) in respect of which CheckFree is alleged to be in default or paying liquidated damages in lieu of performance thereunder.

         SECTION 6.19 Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect upon CheckFree or HoldCo:

                  (a) (i) CheckFree has filed all material Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by CheckFree have been timely paid or CheckFree has established adequate reserves therefor;
(iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of CheckFree, proposed or threatened in writing with respect to Taxes of CheckFree; (v) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vi) there are no Liens for Taxes upon the assets of CheckFree except Liens relating to current Taxes not yet due; (vii) Taxes which CheckFree is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on CheckFree's books in accordance with GAAP; and (viii) CheckFree has not been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code, other than an affiliated group of which CheckFree is the common parent.

                  (b) CheckFree does not own any interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation or (iv) passive foreign investment company.

                  (c) Each of CheckFree and HoldCo has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         SECTION 6.20 Intention to Sell. To the Knowledge of CheckFree, no existing shareholder of CheckFree owning a beneficial interest in five percent (5%) or more of the Capital Stock of CheckFree has a plan or intention to sell or otherwise transfer such shareholder's HoldCo Common Stock after the Effective Time.

                                    ARTICLE 7

                 CONDUCT OF THE BUSINESSES PENDING THE TRANSFERS

         SECTION 7.1 Conduct of the TransPoint Business Pending Closing. (a) From the date hereof until the Effective Time, Microsoft and FDC and their Holding Subsidiaries will cause each TransPoint Entity, and Citibank will cause each TransPoint Entity other than MSFDC and MSFDC International, to do each of the following, and the Parents and Holding Subsidiaries will cause their respective employees engaged in the TransPoint Business to do each of the following unless expressly contemplated by this Agreement or CheckFree shall otherwise consent in writing:

                  (i) maintain its existence in good standing;

                  (ii) maintain the general character of its business and properties and conduct its business in the ordinary course consistent with the current TransPoint Business strategy;

                  (iii) maintain business and book of account and records and practices consistent with past practices; and

                  (iv) use its reasonable best efforts (A) to preserve its business intact and (B) to preserve the goodwill of its suppliers, customers and others having business relationships with the TransPoint Entities.

         (b) Except as (1) otherwise expressly provided for herein or (2) approved by CheckFree in writing, from the date hereof until the Effective Time, each TransPoint Entity shall not (and the Parents and the Holding Subsidiaries shall not permit any TransPoint Entity to):

                  (i) amend or otherwise change its Certificate of Incorporation, Bylaws, limited liability company agreement or partnership agreement (or equivalent organizational documents);

                  (ii) issue, sell, pledge or otherwise dispose of, or authorize for issuance, sale, pledge or disposal of any of its Capital Stock or any other of its securities, or make other agreements with respect to, any of its Capital Stock or any other of its securities (other than issuance or sale of Capital Stock to the Parents or the Holding Subsidiaries);

                  (iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Capital Stock;

                  (iv) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof ; (B) authorize any capital commitment; or (C) enter into, amend or otherwise modify any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 7.1(b)(iv) if as a result of any such action under classes (A), (B) or (C) of this subsection the TransPoint Entities would have any Indebtedness at the Effective Time or have any undisclosed liabilities which would be a breach of the representations in Section 5.5, considering the TransPoint Entities together with any such acquisition on a consolidated basis whether or not consolidated for GAAP purposes;

                  (v) sell, lease, license, mortgage, pledge, subject to Lien or otherwise dispose of or encumber, in whole or in part, any of its assets or properties (including Intellectual Property Rights), or agree to do so, except for (A) Permitted Liens and (B) obsolete or worn out equipment no longer used in the TransPoint Business;

                  (vi) materially change any of its equipment, software or technology, except for upgrades, improvements or replacements;

                  (vii) enter into or modify any Material Contract, except (A) in the ordinary course of business as consistent with the current TransPoint Business strategy or (B) with the prior written consent of CheckFree (which shall not be unreasonably withheld or delayed), or permit or perform any act that would cause a material breach of any such Material Contract;

                  (viii) terminate, modify, assign, waive, release or relinquish any rights under a Material Contract or amend any material rights or claims except (A) in the ordinary course of business as consistent with the current TransPoint Business strategy or (B) as otherwise permitted by this Section 7.1;

                  (ix) materially alter the present employment relationships of the TransPoint Entities except as consistent with past practices;

                  (x) change any of its accounting policies or procedures;

                  (xi) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

                  (xii) except as set forth on Schedule 7.1 of the TransPoint Disclosure Schedule, settle or compromise any pending or threatened suit, action or claim that is material or which relates to any of the transactions contemplated by this Agreement or the Ancillary Agreements;

                  (xiii) make any loans, advances or capital contributions to or investments in, any other Person, except as may be required under agreements in effect as of the date hereof and identified on Section 7.1 of the TransPoint Disclosure Schedule;

                  (xiv) violate or fail to perform, in any material respect, any obligation imposed upon a TransPoint Entity by any applicable laws, orders or decrees, ordinances, governmental rules or regulations or otherwise as a result of legal or regulatory process;

                  (xv) except in connection with the sale or licensing of any of the TransPoint Entities' products in the ordinary course of business consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights in whole or in part;

                  (xvi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or announce an intention, commit or agree to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

                  (xvii) terminate, modify, amend, assign, waive, release or relinquish any rights under any agreement or arrangement with any Affiliate in a manner adverse to CheckFree or HoldCo other than the releases between the TransPoint Entities and Parents attached as Exhibits K(1) and K(2).

         (c) From the date hereof until the Effective Time, each of the Parents will (i) use reasonable best efforts to keep available the services of their respective employees (or qualified replacements) dedicated to the TransPoint Business as currently conducted and (ii) continue to provide not less than the level of support and assistance to the TransPoint Entities that they are currently providing and are expected to provide consistent with the current TransPoint Business strategy.

         (d) (i) During the period beginning on the date hereof and ending at the Effective Time (the "Executory Period"), neither Microsoft nor its Subsidiaries other than any existing Subsidiary which is registered under the Exchange Act as of the date hereof or new Subsidiary which becomes so registered during the Executory Period (other than MSN) will enter into any agreement with a third party (other than the TransPoint Entities) for the provision of back end services for Pay Anyone (as defined in the form of the Commercial Alliance Agreement attached hereto as Exhibit E) or Bill Payment and Presentment (as defined in the form of the Commercial Alliance Agreement attached hereto as Exhibit E) on MSN, which services are available from CheckFree as of the signing of this Agreement (the "Exclusive Services"), unless such agreement will expire or may be terminated by Microsoft or such Subsidiaries within one year or less from Closing.

                  (ii) During the Executory Period, if Microsoft or its Subsidiaries other than any existing Subsidiary which is registered under the Exchange Act as of the date hereof or new Subsidiary which becomes so registered during the Executory Period (other than MSN) desires to implement features or functionality on MSN that require back end DDA (as defined in the form of Commercial Alliance Agreement attached hereto as Exhibit E) to DDA payment processing services other than the Exclusive Services ("Other Services"), Microsoft shall notify CheckFree of its requirements, and CheckFree shall promptly respond as to whether such services are available from CheckFree. If they are, then the parties shall have a 45-day exclusive negotiating period in which to come to a written service level agreement therefor, during which period Microsoft or such Subsidiaries shall not procure Other Services from a third party. Microsoft or such Subsidiaries shall have the ultimate discretion as to whether to select CheckFree or a third party supplier of Other Services. If Microsoft and CheckFree agree during such 45-day period, then CheckFree shall supply the Other Services to Microsoft pursuant to the terms of a written service level agreement. As used herein, Other Services shall be deemed to be "available from CheckFree" if, in response to Microsoft's request, CheckFree is able to make a legally binding offer to perform the Other Services to Microsoft's requirements at pricing specified by CheckFree, which offer commits CheckFree to deliver the Other Services to Microsoft within 45 days of Microsoft's request.

                  (iii) Notwithstanding section 7.1(d)(ii) above, Microsoft may elect not to contact CheckFree about the Other Services and contract with a third party for Other Services; provided, however, in such event, Microsoft shall not enter into such third party agreement unless such agreement will expire or may be terminated by Microsoft within one year or less from Closing.

         SECTION 7.2. Conduct of CheckFree's Business Pending Closing. (a) From the date hereof until the Effective Time or the Transfers, CheckFree will:

                  (i) maintain its existence in good standing; and

                  (ii) conduct its business in the ordinary course and consistent with past practices, except as expressly permitted by this Agreement or approved by each of Microsoft and FDC in writing.

         (b) Except (1) as set forth in Section 7.2 of the CheckFree Disclosure Schedule, (2) as otherwise provided for herein or (3) as approved by each of Microsoft and FDC in writing (which approval with respect to a split of the CheckFree Common Stock shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, CheckFree shall not:

                  (i) issue, sell or authorize for issuance or sale any shares of its Capital Stock or any securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of its Capital Stock, in each case if such issuance or sale would require approval of the stockholders of CheckFree under applicable law or stock exchange rules;

                  (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of the CheckFree Common Stock;

                  (iii) reclassify, combine, split or subdivide any of the CheckFree Common Stock;

                  (iv) (A) enter into any transaction, other than as contemplated pursuant to this Agreement, to the extent any such transaction would require approval of the stockholders of

CheckFree under applicable law or stock exchange rules except a Material Transaction Proposal entered into after the Required CheckFree Vote or prior to the Required CheckFree Vote with a party who agrees with Parents to approve this Agreement as a stockholder of CheckFree; or (B) for a period of six (6) months following the date hereof, enter into an agreement relating to any acquisition, merger, consolidation or purchase that would reasonably be expected to (I) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transfers or the expiration or termination of any applicable waiting period, (II) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transfers, or (III) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or

                  (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or announce an intention, commit or agree to do any of the foregoing or to enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

         SECTION 7.3 Conduct of Business by HoldCo and Merger Sub C Pending the Transfers. Prior to the Effective Time and subject to any applicable regulatory approvals, CheckFree shall cause HoldCo and Merger Sub C to (a) perform their respective obligations hereunder and under this Agreement and the other agreements referred to herein in accordance with the terms hereof and thereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby and thereby, (b) not incur directly or indirectly any liabilities or obligations except those incurred in connection with the consummation of this Agreement and the other agreements referred to herein and the transactions contemplated hereby and thereby, (c) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement or the other agreements referred to herein,
(d) not create, grant or suffer to exist any Lien upon their respective properties or assets which would attach to any properties or assets of HoldCo after the Effective Time and (e) not amend the Certificate of Incorporation or Bylaws of HoldCo or Merger Sub C.

                                    ARTICLE 8

                                OTHER AGREEMENTS

         SECTION 8.1 Preparation and Filing of HoldCo Registration Statement and Proxy Statement/Prospectus. HoldCo and CheckFree, with the reasonable cooperation of each of the Parents, the Holding Subsidiaries and the TransPoint Entities, shall promptly prepare and file with the SEC as soon as practicable a registration statement on Form S-4 (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "HoldCo Registration Statement"), a portion of which HoldCo Registration Statement shall also serve as the proxy statement/prospectus with respect to the meeting of CheckFree's stockholders and the issuance of HoldCo Common Stock in connection with the Transfers (together with any amendments or supplements thereto, the "Proxy Statement/Prospectus"). The Parents and

CheckFree shall use their reasonable best efforts to have the HoldCo Registration Statement declared effective by the SEC as promptly as practicable and to keep the HoldCo Registration Statement effective as long as is necessary to consummate the Transfers. The Parents and CheckFree shall use their reasonable best efforts to obtain, prior to the effective date of the HoldCo Registration Statement, all necessary permits or approvals required under Blue Sky Laws to carry out the Transfers; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Transfers, so subject.

         SECTION 8.2 Stockholder Meeting; Approvals. (a) CheckFree shall, as promptly as practicable following the execution of this Agreement, duly call and, subject to providing a reasonable period for solicitation of proxies from holders of CheckFree Common Stock, give notice of, convene and hold a meeting of its stockholders (the "CheckFree Stockholders Meeting") for the purpose of obtaining the Required CheckFree Vote with respect to the transactions contemplated by this Agreement. In connection with the CheckFree Stockholders Meeting, CheckFree will (i) mail to its shareholders, as promptly as practicable, the Proxy Statement/Prospectus and all other proxy materials for the CheckFree Stockholders Meeting, (ii) use its reasonable efforts to obtain the Required CheckFree Vote and (iii) otherwise comply in all material respects with all legal requirements applicable to the CheckFree Stockholders Meeting. Notwithstanding a modification or withdrawal of the Board of Directors recommendation to the CheckFree shareholders pursuant to Section 8.2(b), the Board of Directors of CheckFree shall cause the CheckFree Stockholders Meeting to be held as provided in this Section 8.2(a), unless the Parents have terminated this Agreement pursuant to Section 10.1(g).

                  (b) The Board of Directors of CheckFree shall recommend approval and adoption of this Agreement and the Transfers by CheckFree's stockholders. The Board of Directors of CheckFree shall be permitted to withdraw or modify its recommendation to the CheckFree stockholders that they give the Required CheckFree Vote, if upon receiving a Material Transaction Proposal which has a condition or requirement that the Transfers not occur, the Board of Directors of CheckFree determines in good faith, based on the advice of outside legal counsel, that, (i) in light of such Material Transaction Proposal, such withdrawal or modification is required to comply with their fiduciary duties under applicable law, and (ii) such Material Transaction Proposal constitutes a Superior Proposal.

         SECTION 8.3 No Solicitation. CheckFree shall not, and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys or other advisers or representatives ("Representatives") to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information), or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or may reasonably be expected to lead to, any Material Transaction Proposal (as defined in Section 12.1), or, in the event of an unsolicited Material Transaction Proposal, engage in any discussions or negotiations relating thereto or provide any information or data to any person relating to any Material Transaction Proposal or accept or approve any Material Transaction Proposal; provided, however, that notwithstanding any other provision hereof, CheckFree may (i) at any time prior to the time at which the approval of the CheckFree Merger by a majority of all the votes entitled to be cast by all holders of CheckFree Common Stock has been obtained, engage in discussions or negotiations with a third party and/or may furnish such third party information concerning itself and its business, properties and assets if, and only to the extent that, (A)(x) such third party shall first have made an unsolicited bona fide Material Transaction Proposal to CheckFree and (y) the Board of Directors of CheckFree shall have determined in good faith, based upon the advice of outside counsel that such action is required to comply with their fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into negotiations with such third party, CheckFree (1) provides prompt notice to the Parents to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (2) receives from such third party an executed confidentiality agreement and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. CheckFree shall notify the Parents orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof and shall keep the other party informed of the status and details of any such inquiry, offer or proposal. CheckFree shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Material Transaction Proposal.

         SECTION 8.4 CheckFree Stock Plans. At the Effective Time, by virtue of the Transfers, the CheckFree Stock Plans and the CheckFree Options granted thereunder shall be assumed by HoldCo, with the result that all obligations of CheckFree under the CheckFree Stock Plans, including with respect to awards outstanding at the Effective Time under the CheckFree Stock Plan, shall be obligations of HoldCo following the Effective Time; provided that in the case of any CheckFree Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code, the option price, number of shares purchasable pursuant to such CheckFree Option and the terms and conditions of exercise of such CheckFree Option shall be determined in order to comply with Section 424 of the Code. Prior to the Effective Time, CheckFree shall cause HoldCo to take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or stock exchange rules, obtaining the approval of its stockholders at the next regularly scheduled annual meeting of HoldCo following the Effective Time) for the assumption of the CheckFree Stock Plans, including the reservation, issuance and listing of HoldCo Common Stock in a number at least equal to the number of shares of HoldCo Common Stock that will be subject to the HoldCo Options.

         SECTION 8.5 Non-Disparagement. (a) Prior to the Effective Time, each of the Parents and the Holding Subsidiaries and the TransPoint Entities shall not, and shall require their respective employees working in connection with the TransPoint Business not to, make comments publicly or to current or prospective customers or otherwise take action which disparages CheckFree or its business.

                  (b) Prior to the Effective Time, CheckFree shall not, and shall require its employees not to, make comments publicly or to current or prospective customers, or otherwise take any action which disparages the TransPoint Business, including by using the existence of this Agreement and the transactions contemplated hereby as a reason not to use the products or services of the TransPoint Business.

         SECTION 8.6 CheckFree Employee Matters. With respect to any employee benefit plan maintained by CheckFree (a "CheckFree Plan") that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), HoldCo and Parents shall
(i) cause there to be waived any pre-existing condition or waiting periods, (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by CheckFree immediately prior to the Effective Time and (iii) recognize all credited service to the same extent such service was recognized under similar plans maintained by CheckFree immediately prior to the Effective Time.

         SECTION 8.7 TransPoint Employee Matters. (a) Beginning as of the Effective Time, CheckFree and HoldCo will have an initial three (3) month window to solicit and hire key personnel of the Parents primarily engaged in the TransPoint Business, for both electronic billing operations and electronic commerce development; provided, however, that all costs of hiring such personnel by CheckFree or HoldCo, including replacement of Microsoft or FDC stock options, shall be the responsibility of and paid by CheckFree or HoldCo. For a period ending no earlier than the first anniversary of the Effective Time, for any employee of Microsoft primarily engaged in the TransPoint Business that is hired by HoldCo or any of its Affiliates, HoldCo shall provide notice of termination or pay in lieu thereof and severance pay, if applicable, that is no less favorable than the employee's arrangement with Microsoft.

                  (b) At CheckFree's or HoldCo's election, for a period of up to twelve (12) months after the Transfers, Microsoft and FDC will continue the current arrangement under which Microsoft and FDC perform services for the TransPoint Entities under the Transition Services Agreement attached as Exhibit
G. Under these arrangements, CheckFree or HoldCo will pay the cost of such services at the rates set forth in the Transition Services Agreement which rates are determined using multiples consistent with those currently used in calculating the fees paid by the TransPoint Entities for such services but using actual salaries at the time(s) of the performance of such services. During the period of the Transition Services Agreement, Parents shall provide support for the services to be provided to the MSFDC International licensees.

         SECTION 8.8 Reserved.

         SECTION 8.9 Post-Closing Business Plan. CheckFree and HoldCo shall reasonably consult with Microsoft and FDC regarding the development by HoldCo of a post-merger business plan for HoldCo within 60 days after Closing, which plan may include without limitation the maintenance and operation of a development center in Redmond, Washington. CheckFree and HoldCo will consider in good faith the views of Microsoft and FDC in the development of such plan.

         SECTION 8.10 Notification of Certain Matters. Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its Affiliates or "associates" (as such term is defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Entity relating to or in respect of the transactions contemplated under this Agreement.

         SECTION 8.11 Regulatory Matters. (a) Each party hereto shall take all reasonable steps (i) promptly to file or cause to be filed with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DoJ") any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby; (ii) to comply in a timely manner with any request under the HSR Act for additional information, documents, or other material received by such party or any of its controlled Affiliates or Subsidiaries from the FTC or the DoJ or other Governmental Entity in respect of such filings, the Transfers, or any other transactions provided for in this Agreement, and (iii) to cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (as defined in Section 8.11(b)) with respect to any such filing, the Transfers, or any such other transaction. Each party shall promptly inform the other party of any material communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Transfers, or any such other transactions. No party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

                  (b) Subject to the other terms of this Section 8.11, each of CheckFree and the Parents shall take all reasonable steps to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transfers or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws").

                  (c) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Transfers as violative of any Antitrust Law, and, if by mutual agreement, CheckFree and the Parents decide that litigation is in their best interests, each of the Parents and CheckFree shall (unless and until it determines that litigation is not in its best interests) cooperate vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent (each, an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Transfers. Each of CheckFree and the Parents shall take such reasonable action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transfers and any other transactions provided for under this Agreement as promptly as possible after the execution of this Agreement.

                  (d) Notwithstanding anything to the contrary in this Section 8.11, (i) neither the Parents, nor any of their respective Subsidiaries shall be required to (A) divest or agree to hold separate any of their respective businesses, product lines, or assets, or
(B) to take or agree to take any other action or agree to any limitation that such party reasonably believes in good faith would be materially adverse to such party, and (ii) neither HoldCo, CheckFree nor their Subsidiaries shall be required to (A) divest or agree to hold separate any of their respective businesses, product lines, or assets, or (B) to take or agree to take any other action or agree to any limitation such that CheckFree reasonably determines in good faith that (1) such action or limitation would be materially detrimental to the current CheckFree business or (2) CheckFree will no longer receive the material benefits contemplated by this Agreement and the transactions contemplated hereby taken as a whole.

                  (e) Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals, waivers and authorizations of all Governmental Entities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement. CheckFree shall have the right to review and approve in advance all characterizations of the information relating to CheckFree, on the one hand, and Parents shall have the right to review and approve in advance all characterizations of the information relating to Parents or the TransPoint Entities, on the other hand, in either case which appear in any filing sought in connection with this Agreement. CheckFree and Parents shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals, waivers and authorizations of any Governmental Entity.

         SECTION 8.12 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) subject to Section 8.11(c) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any Governmental Entity and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) subject to Section 8.11(c) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and
(iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         SECTION 8.13 Access; Documents; Supplemental Information. (a) From the date hereof through the Closing, the Parents shall afford, shall cause each TransPoint Entity to afford and, with respect to clause (ii) below, shall use their reasonable best efforts to cause the independent certified public accountants for the TransPoint Entities to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of CheckFree, upon reasonable notice, reasonable access during regular business hours to (A) the properties, books and records, including Tax Returns filed and those in preparation, of the TransPoint Entities, and (B) the officers, employees, accountants, counsel and other representatives of the TransPoint Entities and of the Parents to the extent involved with the TransPoint Business, in order that CheckFree may have full opportunity to make such investigations as it shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the TransPoint Business, (ii) to the independent certified public accountants of CheckFree, upon reasonable notice, reasonable access during regular business hours to the work papers and other records of the accountants relating to the TransPoint Business, and (iii) to CheckFree and its representatives, such additional financial and operating data and other information as to the properties, operations, business and financial condition of the TransPoint Entities as CheckFree shall from time to time reasonably require. Unless otherwise required by law, CheckFree will treat any such information which is nonpublic as confidential in accordance with the terms of the Non-Disclosure Agreement, dated as of November 2, 1999 (the "Non-Disclosure Agreement"), among CheckFree, Microsoft and MSFDC.

                  (b) From the date hereof through the Closing, CheckFree shall afford, shall cause each of its Subsidiaries to afford and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for CheckFree and its Subsidiaries to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of the Parents, upon reasonable notice, reasonable access during regular business hours to (A) the properties, books and records, including Tax Returns filed and those in preparation, of CheckFree and its Subsidiaries, and (B) the officers, employees, accountants, counsel and other representatives of CheckFree and its Subsidiaries, in order that the Parents may have full opportunity to make such investigations as it shall reasonably desire to make of the operations, properties, business, financial condition and prospects of CheckFree and its Subsidiaries, (ii) to the independent certified public accountants of the Parents, upon reasonable notice, reasonable access during regular business hours to the work papers and other records of the accountants relating to CheckFree and its Subsidiaries, and (iii) to the Parents and their representatives, such additional financial and operating data and other information as to the properties, operations, business and financial condition of CheckFree and its Subsidiaries as the Parents shall from time to time reasonably require. Unless otherwise required by law, the Parents will treat any such information which is nonpublic as confidential in accordance with the terms of the Non-Disclosure Agreement.

                  (c) From the date hereof through the Closing, CheckFree and the Parents agree to furnish promptly to each other copies of any notices, documents, requests, court papers, or other materials received from any Governmental Entity or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

                  (d) The Parents shall deliver to CheckFree without charge, the following financial information (the "Supplemental Financial Information"): (i) within 45 days after each fiscal quarter ending after the date hereof and prior to the Effective Time, the unaudited balance sheet of the TransPoint Business as of the end of such quarter and the unaudited statements of operations, stockholders' equity and cash flows of the TransPoint Business for such quarter and for the portion of the fiscal year then completed,
(ii) within 90 days after each fiscal year ending after the date hereof and prior to the Effective Time, the audited balance sheet of the TransPoint Business as of the end of such year and the audited statements of operations, stockholders' equity and cash flows of the TransPoint Business for such year, in each case prepared in accordance with GAAP and certified by Deloitte & Touche LLP, and (iii) promptly upon the reasonable request by CheckFree, such additional financial information as may be required in connection with any filing by CheckFree pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of the TransPoint Entities for the period covered, subject, in the case of unaudited financials, to normal year-end adjustments and the omission of footnotes.

         SECTION 8.14 Comfort Letters. (a) The Parents shall use their reasonable best efforts to cause to be delivered to CheckFree, on behalf of the TransPoint Entities, a "comfort" letter of Deloitte & Touche LLP, the TransPoint Entities' independent public accountants, dated the date on which the HoldCo Registration Statement shall become effective and as of the Effective Time, and addressed to CheckFree and HoldCo, in form and substance reasonably satisfactory to CheckFree and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         (b) CheckFree shall use its reasonable best efforts to cause to be delivered to CheckFree and HoldCo a "comfort" letter of Deloitte & Touche LLP, CheckFree's independent public accountants, dated the date on which the HoldCo Registration Statement shall become effective and as of the Effective Time, and addressed to each of CheckFree and HoldCo, in form and substance reasonably satisfactory to the Parents and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         SECTION 8.15 Stock Exchange Listing. CheckFree, with the reasonable cooperation of the Parents, shall use its reasonable best efforts to list on the NASDAQ National Market or the New York Stock Exchange upon official notice of issuance, the shares of HoldCo Common Stock to be issued in connection with the Transfers.

         SECTION 8.16 Tax Returns; Cooperation. The Parents, CheckFree and HoldCo will cooperate with each other and provide such information as any party hereto may require in order to file any return to determine Tax liability or a right to a Tax refund or to conduct a Tax audit or other Tax proceeding. Such cooperation shall include, but not be limited to, making employees available on a mutually convenient basis to explain any documents or information provided hereunder or otherwise as required in the conduct of any audit or other proceeding. In the event that HoldCo or CheckFree receives notice of a Tax audit or other Tax proceeding relating to the TransPoint Entities that would reasonably be expected to adversely affect the Tax liability of the Parents with respect to any pre-Closing period, CheckFree or HoldCo shall, promptly upon receipt of notice of such Tax audit or other Tax proceeding, notify the Parents of such Tax audit or other Tax proceeding and permit the Parents to participate in the resolution of such Tax audit or other Tax proceeding, to the extent applicable to pre-Closing periods. In the event that the Parents receive notice of a Tax audit or other Tax proceeding relating to the TransPoint Entities that would reasonably be expected to adversely affect the Tax liability of the TransPoint Entities with respect to any post-Closing period, the Parents shall, promptly upon receipt of notice of such Tax audit or other Tax proceeding, notify HoldCo of such Tax audit or other Tax proceeding and permit HoldCo to participate in the resolution of such Tax audit or other Tax proceeding, to the extent applicable to post-Closing periods. The Parents and CheckFree will retain until the expiration of any applicable statutes of limitations (including any extensions thereof) all Tax Returns, schedules and workpapers and all other material records or documents relating to Merger Sub C, HoldCo and the TransPoint Entities for all Tax periods through the first Tax period ending after the Closing Date. At the expiration of such statutory period (including any extensions thereof), each party shall have the right to dispose of any such Tax Returns and other documents or records on thirty (30) days written notice to the other party. Any information, documents or records obtained under this Section 8.16 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         SECTION 8.17 Reorganization. (a) On or after the Effective Time, each of the Parents, the TransPoint Entities, HoldCo and CheckFree shall use its best efforts to cause (i) the TransPoint Contribution and the CheckFree Merger, together, to be qualified as an exchange pursuant to Section 351 of the Code, and (ii) the CheckFree Merger to be qualified as a reorganization under Section 368(a) of the Code.

                  (b) HoldCo shall not, within the three (3) year period following the Effective Time, (i) liquidate (or permit the liquidation of) Surviving CheckFree, (ii) merge Surviving CheckFree with or into another corporation or other entity, including HoldCo, if Surviving CheckFree is not the surviving corporation of such merger, (iii) merge HoldCo into Surviving CheckFree, (iv) otherwise terminate the existence of Surviving CheckFree, or (v) cause Surviving CheckFree to distribute substantially all of its assets, or (vi) enter into a contract to do any of the foregoing.

          SECTION 8.18 Financial Condition. Each of the Parents covenants and agrees that immediately prior to and at the Effective Time (i) each TransPoint Entity, and any entity acquired prior to the Effective Time as permitted by
Section 7.1(b)(iv), will have no Indebtedness; (ii) the TransPoint Entities and any entity acquired prior to the Effective Time as permitted by Section 7.1(b)(iv), in the aggregate, will have available $100 million of cash (determined in accordance with GAAP applied in a manner consistent with the Financial Statements); and (iii) the Adjusted Working Capital of the TransPoint Entities will be zero or greater. For purposes hereof, "Adjusted Working Capital" means the consolidated short term assets of the TransPoint Entities minus the consolidated short-term liabilities of the TransPoint Entities, in each case determined in accordance with GAAP applied in a manner consistent with the Financial Statements; provided, however, that for purposes of this Section
8.18 the "deferred revenues" liability resulting from the existing contracts of MSFDC International (as set forth on Schedule 8.18) shall not be included in such calculation; provided further, that for purposes of determining Adjusted Working Capital, consolidated short term assets and liabilities of the TransPoint Entities shall include the pro rata share of such assets and liabilities (based on the percentage ownership by the TransPoint Entities) of any acquisitions made by the TransPoint Entities in the Executory Period; provided further, if such acquisition has not closed prior to the Effective Time and such proposed acquisition had a net adjustment included in the calculation of Adjusted Working Capital under this Section 8.18 and such acquisition does not close, Parents and HoldCo shall make an equitable adjustment based on this change as soon as practicable thereafter; provided further that the accounts payable of the TransPoint Entities in connection with the transactions contemplated in this Agreement (excluding investment banking fees) that are either a direct obligation of the TransPoint Entities or of the TransPoint Entities to one or more Parents shall also be excluded from the net short term liabilities in computing Adjusted Working Capital; and provided further that the direct expenses of Parents in Section 10.3(a) shall not be considered a TransPoint Entity expense. Each of the Parents jointly and severally agrees to take all necessary action to cause the first sentence of this Section 8.18 to be true and correct including, to the extent necessary, making such additional cash contributions to the TransPoint Entities as may be required.

         SECTION 8.19 Other Actions of the Parties. At the Closing, each of the parties to this Agreement shall execute and deliver each of the Ancillary Agreements to which it is a party.

         SECTION 8.20 Officers and Directors. CheckFree and HoldCo agree that all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers, directors, and employees of the TransPoint Entities (collectively, the "TransPoint Indemnified Persons") with respect to actions taken in their capacities as officers, directors, and employees of the TransPoint Entities prior to the Effective Time as provided in the TransPoint Entities' organizational documents and indemnification agreements shall survive the Transfers and continue in full force and effect for a period of six (6) years following the Effective Time and shall be guaranteed by HoldCo and that the TransPoint Entities' former and present officers and directors shall be provided by HoldCo with the same level of indemnification as currently exists for CheckFree's officers and directors. This Section 8.20 shall survive the consummation of the Transfers at the Effective Time, and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on HoldCo and its respective successors and assigns.

         SECTION 8.21 CheckFree Rights Agreement. CheckFree agrees that the CheckFree Rights Agreement shall remain in effect, and shall not be amended or revised, through the Effective Time except as may be required in connection with the Board of Directors' determination regarding a Material Transaction Proposal pursuant to Section 8.3. If CheckFree waives the application of the CheckFree Rights Agreement as to any party other than (i) after the Required CheckFree Vote in connection with a Material Transaction Proposal or (ii) prior to the CheckFree stockholder vote in connection with a Material Transaction Proposal with a party that agrees with Parents to approve this Agreement as a stockholder of CheckFree, it shall afford the same treatment to Parents.

         SECTION 8.22 Non-Competition. In connection with and as part of the transactions contemplated in this Agreement, Microsoft and FDC will be obligated under, effective as of the Effective Time, certain non-competition agreements as contained in the Commercial Alliance Agreement and the Marketing Agreement.

         SECTION 8.23 Support of TransPoint Platform. CheckFree and HoldCo agree to, and as soon as practicable after the date hereof will publicly announce that they will, support the TransPoint Business bill presentment and bill payment services platform for the TransPoint Entities' customers (including the licensees of MSFDC International) for the longer of (i) the term of each such customer's contract and (ii) three years from the Effective Time. Consequently, if the contract of any TransPoint customer terminates prior to the third anniversary of the Effective Time, and such customer chooses to enter into a new contract on substantially the same terms, such customer may elect to continue to use the TransPoint Business bill presentment and bill payment services platform until the third anniversary of the Effective Time.

         SECTION 8.24 Post-Closing Cooperation. At the Effective Time, the Parents will deliver or cause to be delivered to HoldCo copies of all books and records relating to the TransPoint Entities, including all written contracts to which any of the TransPoint Entities is a party. After the Effective Time, the Parents will cooperate and use reasonable best efforts to cause their continuing employees who formerly were primarily engaged in the TransPoint Business to cooperate with HoldCo, at HoldCo's expense, in respect of any litigation relating to the TransPoint Entities or the TransPoint Business. At the Effective Time, the Parents will provide HoldCo with a list of employees of Parents who were primarily engaged in the TransPoint Business prior to the Effective Time.

                                    ARTICLE 9

                         CONDITIONS PRECEDENT TO CLOSING

         SECTION 9.1 Conditions to Each Party's Obligation to Effect the Transfers. The respective obligations of each party hereto to effect the Transfers shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

                  (a) Shareholder Approval. The CheckFree Merger shall have been duly approved by the requisite vote of the outstanding shares of CheckFree Common Stock (as set forth in Section 6.5(a)) entitled to vote thereon in accordance with the DGCL and the Certificate of Incorporation and Bylaws of CheckFree (the "Required CheckFree Vote").

                  (b) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Transfers or any of the transactions contemplated hereby illegal or would, assuming the Transfers had taken place, be inconsistent with the obligations of the parties under the provisions of Section 8.11(d), shall have been obtained, made or occurred or there has been a specific written consent of such adversely affected party.

                  (c) No Injunction. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in


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


effect specifically referencing any of the parties hereto or the transactions contemplated by this Agreement that prevents or would make illegal the consummation of the Transfers.

                  (d) Representation Letters. (i) Each of the Parents shall have executed and delivered a letter of representation relating to certain tax matters substantially in the form of Exhibits L1, L2 and L3, respectively, (ii) each of CheckFree and HoldCo shall have executed and delivered a letter or representation relating to certain tax matters substantially in the form of Exhibits M1 and M2, respectively, and (iii) CheckFree and HoldCo shall have jointly executed and delivered a letter of representation relating to certain tax matters substantially in the form of Exhibit N.

                  (e) Registration Statement. The HoldCo Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the HoldCo Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of the Parents or CheckFree, threatened by the SEC.

                  (f) Stock Exchange Listing. The shares of HoldCo Common Stock issued in accordance with the Transfers and issuable upon exercise of the HoldCo Options shall have been authorized for listing on the NASDAQ National Market or the New York Stock Exchange, subject to official notice of issuance.

                  (g) Ancillary Agreements. The Parents, CheckFree and HoldCo shall have previously or concurrently executed all of the Ancillary Agreements to which they are parties.

         SECTION 9.2 Conditions to Obligations of Parents to Effect the TransPoint Contribution. All obligations of Parents to effect the TransPoint Contribution and execute the Ancillary Agreements are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations; Representations and Warranties. CheckFree and HoldCo shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement, that are required to be performed or complied with by each prior to or at the Closing. Each of the representations and warranties of CheckFree and HoldCo contained in Article 6 of this Agreement or in any of the Ancillary Agreements to the extent it is qualified by Material Adverse Effect or materiality shall be true and correct and each of the representations and warranties of CheckFree and HoldCo to the extent it is not so qualified by Material Adverse Effect or materiality shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date.

                  (b) Officers Certificate. The Parents shall have received a certificate dated the Closing Date and signed by the President or a Vice President of CheckFree and HoldCo, certifying that the conditions specified in
Section 9.2(a) have been satisfied.

                  (c) Tax Opinion. The Parents shall have received from their respective counsel, on the Closing Date, a written opinion dated as of such date that the TransPoint Contribution and the CheckFree Merger, together, constitute an exchange under Section 351 of the Code. In rendering such opinion, counsel to the Parents shall be entitled to rely upon the letters of representations referenced in Section 9.1(d).

         SECTION 9.3 Conditions to Obligations of CheckFree to Effect the CheckFree Merger. All obligations of CheckFree to effect the CheckFree Merger and execute the Ancillary Agreements are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations; Representations and Warranties. Each of the Parents, the Holding Subsidiaries and the TransPoint Entities shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Parents' representations and warranties contained in Article 4 of this Agreement with respect to themselves and the Holding Subsidiaries, each of the Parents' representations and warranties contained in Article 5 of this Agreement with respect to the TransPoint Entities, and each of the Parents' representation and warranties set forth in the Ancillary Agreements, to the extent it is qualified by Material Adverse Effect or materiality, shall be true and correct and each of the Parents' representations and warranties to the extent it is not so qualified by Material Adverse Effect or materiality shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date.

                  (b) Officers Certificate. CheckFree shall have received a certificate dated the Closing Date and signed by the President or a Vice President of each of the Parents, the Holding Subsidiaries and the TransPoint Entities certifying that the conditions specified in Section 9.3(a) have been satisfied.

                  (c) Tax Opinion. CheckFree shall have received from Simpson Thacher & Bartlett, counsel to CheckFree, a written opinion dated as of such date that the CheckFree Merger is an exchange under Section 351 of the Code or a reorganization under Section 368(a) of the Code. In rendering such opinion, counsel to CheckFree shall be entitled to rely upon the letters of representations referenced in Section 9.1(d).

                                   ARTICLE 10

                            TERMINATION AND AMENDMENT

         SECTION 10.1 Termination. This Agreement may be terminated, and the Transfers may be abandoned, at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of CheckFree:

                  (a) by the mutual written consent of each of the Parents and CheckFree;

                  (b) by CheckFree or the Parents acting as a group, if (i) the Effective Time shall not have occurred by February 15, 2001; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transfers and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by the Parents acting as a group, if CheckFree or HoldCo breaches any of its representations, warranties, covenants or agreements under this Agreement, such that the conditions set forth in Section 9.2 would not be satisfied unless such breach is cured within 15 days after notice to CheckFree by the Parents;

                  (d) by CheckFree, if any of the Parents breach any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 9.3 would not be satisfied, unless such breach is cured within 15 days after notice to all Parents by CheckFree;

                  (e) by CheckFree or the Parents acting as a group if the approval by the stockholders of CheckFree required for the consummation of the CheckFree Merger shall not have been obtained by reason of the failure to obtain the Required CheckFree Vote at a duly held meeting of stockholders of CheckFree or at any adjournment thereof;

                  (f) by CheckFree or the Parents pursuant to Section 8.11(d)(ii) or Section 8.11(d)(i), respectively, if, as a condition or requirement of approval or consent of a Governmental Entity to the Transfers, such Governmental Entity would impose a limitation or restriction on such party which it is not required to take under Section 8.11(d)(ii) or Section 8.11(d)(i), respectively; or

                  (g) by the Parents if the Board of Directors of CheckFree, pursuant to Section 8.2(b), withdraws or adversely modifies its recommendation to the CheckFree stockholders that they give the Required CheckFree Vote (provided that a neutral stance shall not be deemed an adverse modification).

         SECTION 10.2 Effect of Termination. In the event of a termination of this Agreement by either the Parents or CheckFree as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of CheckFree or the Parents or their respective Representatives, except with respect to any willful breach of any covenant or agreement contained in this Agreement prior to such termination; and except that this Section 10.2, Section 10.3 and the Non-Disclosure Agreement shall continue in effect.

         SECTION 10.3 Fees and Expenses. (a) Subject to Sections 10.3(b), (c) and (d), whether or not the Transfers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such fees and expenses; provided, however that, in the event that the Transfers are consummated, to the extent the aggregate fees and expenses of the investment bankers for the TransPoint Entities exceed the aggregate fees and expenses of the investment bankers for CheckFree and HoldCo, the Parents shall jointly and severally pay (and indemnify and hold harmless HoldCo and its Affiliates against) such excess fees and expenses. In the event that the Transfers are consummated, Parents agree to pay the filing fees payable to the SEC; provided that HoldCo shall be responsible for all other fees and expenses including legal and accounting fees, blue sky fees and any listing fees and expenses.

                  (b) If either CheckFree or the Parents shall terminate this Agreement pursuant to Section 10.1(e) or if any Parent shall terminate this Agreement pursuant to Section 10.1(g), then CheckFree shall pay to the Parents an aggregate amount of $25,000,000 not later than, the date of termination of this Agreement, with such $25,000,000 payment to be allocated among the Parents pro rata in the same proportion as set forth in Schedule 3.2. Subject to Section 10.3(d), receipt by the Parents of the final payment to which the Parents are entitled pursuant to this Section 10.3(b) shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount, CheckFree shall be fully released and discharged from any liability or obligations resulting from or under this Agreement or the transactions contemplated herein.

                  (c) In the event CheckFree elects to terminate this Agreement pursuant to Section 10.1(f) based on its reasonable good faith determination under Section 8.11(d)(ii)(B), regarding a proposed restriction or limitation by a Governmental Entity imposed as a condition to its consent to or approval of the Transfers, then CheckFree shall pay to the Parents an aggregate amount of $12,500,000 not later than the date of such termination. Such $12,500,000 payment shall be allocated among the Parents pro rata in the same proportions as set forth in Schedule 3.2.

                  (d) If either CheckFree or any Parent shall terminate this Agreement pursuant to Section 10.1(e) or if any Parent shall terminate this Agreement pursuant to Section 10.1(g) in each case where the Board of Directors of CheckFree has modified or withdrawn its recommendation of approval of the Transfers to the CheckFree stockholders pursuant to Section 8.2(b), and if CheckFree is a party to any Material Transaction Proposal where a definitive agreement is entered into or where a third Person has publicly announced its intention to commence a tender offer or exchange offer not later than 26 weeks (the "Alternative Agreement Period") after such termination of this Agreement (provided that if CheckFree is not a party to a Material Transaction Proposal for at least a 56 consecutive day period during such 26 week period, then the Alternative Agreement Period shall be for the longer of (i) 20 weeks or (ii) until the last day of such 56 day period, but on no event shall the Alternative Agreement Period extend beyond 26 weeks) and such transaction is consummated within eighteen months after the termination of this Agreement, then CheckFree shall pay an additional amount on the closing of such Material Transaction Proposal transaction such that the aggregate fee, inclusive of the $25,000,000, shall total 3.5% of the amount of the Fair Market Value of 17,000,000 shares of CheckFree Common Stock at the time of the CheckFree stockholder vote. Such additional payment shall be allocated among the Parents pro rata in the same proportion as set forth in Schedule 3.2. Receipt by the Parents of the final payment to which the Parents are entitled pursuant to this Section 10.3(d) shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount, CheckFree shall be fully released and discharged from any liability or obligations resulting from or under this Agreement or the transactions contemplated herein.

         SECTION 10.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, but no amendment shall be made which by law requires further approval by the stockholders of CheckFree without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 10.5 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance of the other parties with any of the agreements or conditions to its obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE 11

                                 INDEMNIFICATION

         SECTION 11.1 Indemnification by the Parents. (a) From and after the Effective Time, the Parents, severally (but not jointly) in proportion to the number of shares of HoldCo Common Stock received by each Parent's respective Holding Subsidiaries in consideration of the TransPoint Contribution, shall indemnify and hold harmless, on an after tax basis, CheckFree, HoldCo, each of their respective Affiliates (including, after the Closing, the TransPoint Entities) and the Representatives of each of the foregoing, from and against any claim, loss, liability, damage, cost or expense (including reasonable legal fees and expenses) (collectively, "Losses") suffered or incurred by any such indemnified party to the extent arising from or relating to (i) any breach of any representation or warranty of the Parents contained in Article 5 of this Agreement, (ii) any breach of any covenant or other agreement of the Parents contained in Article 7 or Sections 8.13, 8.14 or 8.18 of this Agreement, and
(iii) any Taxes of the TransPoint Entities for any period (or portion thereof) ending on or before the Closing Date; provided, however, that (A) the Parents shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which the Parents would, but for this proviso, be liable exceeds $7,500,000 on a cumulative basis, and then only to the extent of any such excess, and (B) each Parents' aggregate liability under clause (i) of this Section 11.1(a) and clause (i) of Section 11.1(b) shall in no event exceed, except to the extent such liability arises from a breach of a representation under Section 5.2 regarding such Parent's beneficial ownership of the Capital Stock of the TransPoint Entities, the lesser of
(x)forty percent (40%) of the Fair Market Value (measured at the Effective Time) of the HoldCo Common Stock received by such Parent in consideration of the TransPoint Contribution, and (y) the Fair Market Value, measured at the time that such indemnification is due, of the HoldCo Common Stock received by such Parent in consideration of the TransPoint Contribution. Solely with respect to clause (i) of this Section 11.1(a), the representations and warranties in
Article 5 of this Agreement (other than Sections 5.4(b) and (d), 5.6(a) and 5.10) shall be considered without giving effect to any limitation or qualification as to "materiality", "Material Adverse Effect" or any other derivation of the word "material" for the purposes of determining (x) whether a breach of any such representation or warranty has occurred or (y) the amount of any damages related to such breach.

                  (b) From and after the Effective Time, the Parents, severally but not jointly, shall indemnify and hold harmless, on an after tax basis, CheckFree, HoldCo, each of their respective Affiliates (including, after the Closing, the TransPoint Entities), and the Representatives of each of the foregoing from any Losses suffered or incurred by any such indemnified party to the extent arising from or relating to (i) any breach of any representation or warranty of such Parent contained in Article 4 of this Agreement and (ii) any breach of any covenant or other agreement of such Parent or its Holding Subsidiaries other than any covenant or agreement subject to Section 11.1(a)(ii); provided, however, that each Parent's aggregate liability under clause (i) of this Section 11.1(b) and clause (i) of Section 11.1(a) shall in no event exceed the lesser of (A) forty percent (40%) of the Fair Market Value (measured at the Effective Time) of the HoldCo Common Stock received by such Parent in consideration of the TransPoint Contribution, and (B) the Fair Market Value, measured at the time that such indemnification is due, of the HoldCo Common Stock received by such Parent in consideration of the TransPoint Contribution; and further provided that the Parents shall not have liability under clause (i) above unless the aggregate of all Losses relating thereto for which the Parents would, but for this proviso, be liable exceeds $7,500,000 on a cumulative basis, and then only to the extent of such excess.

         SECTION 11.2 Indemnification by HoldCo. From and after the Effective Time, HoldCo shall indemnify and hold harmless, on an after tax basis, each of the Parents, their respective Affiliates and their respective Representatives from and against any Losses suffered or incurred by any such indemnified party to the extent arising from or relating to (a) any breach of any representation or warranty of CheckFree or HoldCo contained in Section 6 of this Agreement and
(b) any breach of any covenant or other Agreement of HoldCo or CheckFree contained in this Agreement; provided, however, that (i) HoldCo shall not have any liability under clause (a) of this Section 11.2 unless the aggregate of all losses relating thereto for which HoldCo would but for this proviso, be liable exceeds $7,500,000 on a cumulative basis, and then only to the extent of any such excess; and (ii) HoldCo's aggregate liability under clause (a) of this
Section 11.2 shall in no event exceed forty percent (40%) of the Fair Market Value of the HoldCo Common Stock issued to the Parents in consideration of the TransPoint Contribution measured at the Effective Time.

         SECTION 11.3 Calculation of Losses. The amount of any and all Losses under this Article 11 shall be determined net of any amounts actually recovered by the indemnified party from any third party or under any insurance policies which may be in effect with respect to such losses.

         SECTION 11.4 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, pursuant to clause (i) of Sections 11.1(a) and (b) and clause (a) of Section 11.2, shall terminate when the applicable representation or warranty terminates pursuant to Section 12.2; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any matter as to which the person to be indemnified or another indemnified party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. The obligation to indemnify and hold harmless a party hereto pursuant to the other clauses of Sections 11.1 and 11.2 shall not terminate.

         SECTION 11.5 Procedures Relating to Indemnification. (a) In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim (including the estimated amount of Losses, if known or reasonably capable of estimation) as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

                  (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, that, if the indemnifying party assumes such defense, it shall promptly deliver to the indemnified party a notice as to whether it will contest the applicability of this Article 11 to such Third Party Claim or contest its obligation to provide indemnification with respect thereto. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof unless (i) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the indemnifying party fails to reasonably continue to contest any such Third Party Claim in good faith. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. Whether or not the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the request of the party who is defending or prosecuting such Third Party Claim) the provision of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not settle or compromise such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). In any event, the indemnifying party shall not, without the prior written consent of the indemnified party, settle, compromise or offer to settle or compromise any such Third Party Claim on a basis which would result in the imposition of a consent order, injunction, deed restriction or decree upon or restrict the future activity or conduct of the indemnified party or any Subsidiary or Affiliate thereof or which does not include an unconditional release of the indemnified party and its Affiliates and their respective Representatives for any liability arising out of such Third Party Claim or any related Third Party Claim.

         SECTION 11.6 Parents' Agent. (a) Lewis Levin shall be constituted and appointed as agent ("Parents' Agent") for and on behalf of the Parents, their respective Affiliates and their respective Representatives (collectively, the "Parent Indemnified Parties") to give and receive notices and communications, to organize or assume the defense of Third Party Claims, to agree to, negotiate, or enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Third Party Claims, and to take all actions necessary or appropriate in the judgment of the Parents' Agent for the accomplishment of the foregoing. The Parents' Agent shall act in a fiduciary capacity with respect to the affected Parent as to each such action. Such agency may be changed by the holders of a majority of the shares of HoldCo Common Stock acquired by the Parents in consideration of the TransPoint Contribution from time to time upon not less than ten (10) days' prior written notice to HoldCo. No bond shall be required of the Parents' Agent, and the Parents' Agent shall receive no compensation for services rendered. Notices or communications to or from the Parents' Agent shall constitute notice to or from any applicable Parent Indemnified Party.

                  (b) The Parents' Agent shall not be liable to any of the Parent Indemnified Parties for any act done or omitted hereunder as Parents' Agent except to the extent it has acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that it did not act with gross negligence or willful misconduct. The Parents shall severally indemnify the Parents' Agent and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Parents' Agent and arising out of or in connection with the acceptance or administration of the duties hereunder.

                  (c) The Parents' Agent shall have reasonable access to information about the TransPoint Entities and the reasonable assistance of the TransPoint Entities' officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Parents' Agent shall treat confidentially and not disclose any nonpublic information from or about the TransPoint Entities to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Parents' Agent shall be a third party beneficiary of the terms of this Section 11.6(c).

         SECTION 11.7 Actions of the Parents' Agent. A decision, act, consent or instruction of the Parents' Agent shall constitute a decision of all Parents and shall be final, binding and conclusive upon each such Parent, and HoldCo and CheckFree may rely upon any written decision, act, consent or instruction of the Parents' Agent as being the decision, act, consent or instruction of each and every Parent. HoldCo and CheckFree are hereby relieved from any liability to any Person for any acts done by them in accordance with such written decision, act, consent or instruction of the Parents' Agent.

         SECTION 11.8 Exclusive Remedy. Each of the parties to this Agreement acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all rights, claims, and causes of action (other than fraud) for any breach of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11.

                                   ARTICLE 12

                    DEFINITIONS AND MISCELLANEOUS PROVISIONS

         SECTION 12.1 Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

                  (a) "Affiliate" of a Person shall mean any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. "Control" shall mean the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

                  (b) "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and loss, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

                  (c) "Checkfree Stock Plan" shall mean each of the following:
Checkfree Holdings Corporation Amended and Restated Associate Stock Purchase Plan, Checkfree Holdings Corporation Amended and Restated 1995 Stock Option Plan, Checkfree Holdings Corporation Amended and Restated 1993 Stock Option Plan, Checkfree Holdings Corporation Amended and Restated 1983 Non- Statutory Stock Option Plan, Checkfree Holdings Corporation Second Amended and Restated 1983 Incentive Stock Option Plan.

                  (d) "Designated Group" or "Designated Groups" shall mean those individuals set forth on Schedule 12.1 for each party to this Agreement.

                  (e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and all rules and regulations promulgated thereunder.

                  (f) "Fair Market Value" shall mean, with respect to any particular date, the closing price on the NASDAQ National Market or the New York Stock Exchange as the case may be of the HoldCo Common Stock on such date (unless such date is not a trading day on such market or exchange, in which case the closing price on such market or exchange on the most recent trading day immediately preceding such date shall apply).


                  (g) "Governmental Entity" shall mean any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including the European Union.

                  (h) "Knowledge" in respect of any representation and warranty of the Parents set forth in this Agreement shall mean the actual knowledge of the applicable Designated Group.

                  (i) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

                  (j) "Material Adverse Effect" on a Person shall mean any material adverse effect on (a) the assets, business, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; or (b) the ability of the such Person to perform its obligations under this Agreement.

                  (k) "Material Transaction Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving CheckFree, or any proposal or offer to acquire in any manner, directly or indirectly, at least 50% of the equity interests in or at least 50% of the consolidated assets of CheckFree other than pursuant to the transactions contemplated by this Agreement.

                  (l) "Permitted Liens" shall mean (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (b) pledges or deposits made in the ordinary course of business; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; and (d) other Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of the assets or properties affected or materially impair the use thereof in the operation of the TransPoint Business.

                  (m) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

                  (n) "SEC" shall mean the Securities and Exchange Commission.

                  (o) "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

                  (p) "Subsidiary" of a Person shall mean any corporation, partnership, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

                  (q) "Superior Proposal" shall mean a bona fide written proposal made by a third party to acquire CheckFree pursuant to a Material Transaction Proposal, which the Board of Directors of CheckFree determine in good faith (taking into account the advice of independent financial advisors) to be in the best interests of CheckFree and its stockholders rather than the Transfers (and any revised proposal made by the other parties to this Agreement).

                  (r) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local, municipal or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, tariff levy, import, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of an express or implied obligation to indemnify any other Person.

                  (s) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         SECTION 12.2 Survival of Representations and Warranties. The representations and warranties of the parties in Articles 4, 5 and 6 of this Agreement shall survive the Closing for purposes of Section 11.1 and Section
11.2 until the close of business on the one year anniversary of the Closing Date and shall then terminate for all purposes; provided, however, that (i) the representations and warranties provided in Sections 4.2 and 6.5 with respect to the authority to enter into this Agreement and the Ancillary Agreements shall survive the Closing indefinitely solely for purposes of Sections 11.1 and 11.3 and (ii) the representations and warranties set forth in Section 5.13 (Taxes), and the indemnification under Section 11.1(a)(iii), shall survive until the 30-day period following the termination of the statute of limitations with respect thereto; and provided further that the representations set forth in
Section 4.6 (Reorganization) shall terminate at Closing.

         SECTION 12.3 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         SECTION 12.4 Press Releases. Except as required by law or the rules of any securities exchange on which such party's securities are listed or listing agreement, none of the Parents, Holding Subsidiaries, HoldCo, CheckFree or the TransPoint Entities shall issue, or cause to be issued, any press release or otherwise make any public announcement with respect to this Agreement, the Ancillary Agreements nor the transactions contemplated hereby or thereby, prior to the Closing, without the prior written consent of CheckFree and the Parents; provided, however, that in the event such disclosure is required by law or the rules of such securities exchange, such disclosure shall be made by the party or parties hereto making such disclosure (each, a "Disclosing Party") only to the extent necessary to comply with such law or listing agreement and each such Disclosing Party shall (a) use reasonable efforts to provide the other parties hereto that are not Disclosing Parties with advance notice of such disclosure so that such parties at their expense may seek a protective order or other confidential treatment of such information and (b) use its reasonable efforts to assist the other parties hereto that are not Disclosing Parties in obtaining such order or treatment or otherwise limiting the adverse affects of the disclosure to such parties.

         SECTION 12.5 Contents of Agreement; Parties in Interest. This Agreement, the Ancillary Agreements, and the other agreements, schedules and exhibits referred to or contemplated herein and the Non-Disclosure Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, the Ancillary Agreements, and such other agreements, schedules and exhibits and the Non-Disclosure Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Non-Disclosure Agreement. Except for the matters set forth in the Non-Disclosure Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, the Ancillary Agreements, and the other agreements referred to or contemplated herein. All statements contained in schedules, exhibits, certificates and other instruments attached hereto shall be deemed representations and warranties (or exceptions thereto) by the Parents or CheckFree or other parties hereto, as the case may be.

         SECTION 12.6 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         SECTION 12.7 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission with the receipt of such transmission acknowledged by such party by other than automatic means (promptly followed by a hard-copy delivered in accordance with this Section 12.7), by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below, or by any other means where receipt of such notice is acknowledged by other than automatic means:

                  If to CheckFree or HoldCo:

                  HoldCo
                  4411 E. Jones Bridge Road
                  Norcross, Georgia 30092
                  Attn:  Peter J. Kight
                  Phone: (678) 375-1600
                  Fax:   (678) 375-3010
                  Email: pkight@checkfree.com

                  with a copy to:

                  HoldCo
                  4411 E. Jones Bridge Road
                  Norcross, Georgia  30092
                  Attn:  Allen L. Shulman
                  Phone: (678) 375-3632
                  Fax:   (678) 375-3633
                  Email: ashulman@checkfree.com

                  with an additional copy to:

                  Simpson Thacher & Bartlett
                  3373 Hillview Avenue
                  Palo Alto, California 94304
                  Attn:  Daniel Clivner
                         Richard Capelouto
                  Phone: (650) 251-5000
                  Fax:   (650) 251-5002
                  Email: d_clivner@stblaw.com
                          r_capelouto@stblaw.com

                  with an additional copy to:

                  Porter, Wright, Morris & Arthur LLP
                  41 South High Street
                  Columbus, Ohio  43215
                  Attn:  Robert J. Tannous
                  Phone: (614) 227-1953
                  Fax:   (614) 227-2100
                  Email: rtannous@porterwright.com

                  If to Microsoft:

                  Microsoft

                  One Microsoft Way
                  Redmond, Washington  98052
                  Attn:  Lewis Levin
                  Phone: (425) 936-8954
                  Fax:   (425) 936-7329
                  Email: lewisl@microsoft.com

                  with a copy to:

                  Microsoft
                  One Microsoft Way
                  Redmond, Washington  98052
                  Attn:  Kevin Harrang
                  Phone: (425) 936-6601
                  Fax:   (425) 936-7329
                  Email: kharrang@microsoft.com

                  with an additional copy to:
                  Microsoft
                  One Microsoft Way
                  Redmond, Washington  98052
                  Attn:  Robert A. Eshelman
                  Phone: (425) 936-7520
                  Fax:   (425) 936-7329
                  Email: bobesh@microsoft.com

                  with a copy to:

                  Preston Gates & Ellis LLP
                  701 Fifth Avenue
                  Seattle, Washington 98104-7078
                  Attn:  C. Kent Carlson
                  Phone: (206) 623-7580
                  Fax:   (206) 623-7022
                  Email: kentc@prestongates.com

                  If to FDC:

                  First Data Corporation
                  5660 New Northside Drive
                  Suite 1400
                  Atlanta, Georgia  30328-5800
                  Attn:  Chairman and General Counsel
                  Fax:   (770) 857-0405

                  with a copy to:

                  Sidley & Austin
                  Bank One Plaza
                  Chicago, Illinois
                  Attn:  Frederick C. Lowinger
                         Michael A. Gordon
                  Phone: (312) 853-7238
                  Fax:   (312) 853-7036
                  Email: mgordon@sidley.com

                  If to Citibank:

                  Citibank, N.A.
                  Technology and Intellectual Property/Legal Affairs Office 909 Third Avenue, 32nd Floor
                  New York, NY 10043
                  Attn:  e-citi General Counsel's Office
                  Phone: (212) 559-0619
                  Fax:   (212) 793-2516

                  with a copy to:

                  Citicorp
                  153 East 53rd Street, 4th Floor
                  New York, NY  10043
                  Attn:  Ed Horowitz, Executive Vice President
                  Phone: (212) 559-5051
                  Fax:   (212) 793-2516

                  and

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, NY  10022
                  Attn:  Creighton O'M. Condon
                  Phone: (212) 848-4000
                  Fax:   (212) 848-7179


or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication to such addresses will be deemed to have been given as of the date so delivered, transmitted or mailed.

         SECTION 12.8 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state.

         SECTION 12.9 Third Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person; provided, however, that each of the indemnified parties shall be a third party beneficiary of the general provisions set forth in Article 11.

         SECTION 12.10 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

         SECTION 12.11 Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

         SECTION 12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Parents and CheckFree may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

         SECTION 12.13 Specific Performance. The parties hereto agree that money damages may be an inadequate remedy in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.


                                        CHECKFREE HOLDINGS CORPORATION


                                        By: /s/ Allen L. Shulman
                                           ------------------------------------
                                            Name: Allen L. Shulman
                                            Title: Senior Vice President, Chief
                                                     Financial Officer and
                                                     General Counsel



                                        MICROSOFT CORPORATION


                                        By: /s/ Lewis C. Levin
                                            -----------------------------------
                                            Name:  Lewis C. Levin
                                            Title: Vice President



                                        FIRST DATA CORPORATION


                                        By:  /s/ Robert C. Johnson
                                            ------------------------------------
                                            Name:  Robert C. Johnson
                                            Title: Vice President



                                        CITIBANK, N.A.


                                        By:  /s/ Edward D. Horowitz
                                            -----------------------------------
                                            Name:  Edward D. Horowitz
                                            Title: Executive Vice President



                                        H&B FINANCE, INC.


                                        By:  /s/ Robert A. Shel
                                            -----------------------------------
                                            Name:  Robert A. Shel
                                            Title:



                                        MS II, L.L.C.


                                        By:  /s/ Robert A. Shel
                                            ------------------------------------
                                            Name:  Robert A. Shel
                                            Title:

                                        FIRST DATA, L.L.C.


                                        By:  /s/ Jeffrey Leventhal
                                            ------------------------------------
                                            Name:  Jeffrey Leventhal
                                            Title: Vice President and Secretary



                                        CITICORP ELECTRONIC COMMERCE, INC.


                                        By:  /s/ Edward D. Horowitz
                                            ------------------------------------
                                            Name:  Edward D. Horowitz
                                            Title: Executive Vice President



                                        FDC INTERNATIONAL PARTNER


                                        By:  /s/ Jeffrey Leventhal
                                            ------------------------------------
                                            Name:  Jeffrey Leventhal
                                            Title: Vice President and Secretary



                                        MSFDC INTERNATIONAL, INC.


                                        By:  /s/ Lewis C. Levin
                                            ------------------------------------
                                            Name:  Lewis C. Levin
                                            Title: Chief Executive Officer



                                        CHOPPER CORPORATION


                                        By:  /s/ Allen L. Shulman
                                            ------------------------------------
                                            Name:  Allen L. Shulman
                                            Title: Vice President



                                        CHOPPER MERGER CORPORATION


                                        By:  /s/ Allen L. Shulman
                                            ------------------------------------
                                            Name:  Allen L. Shulman
                                            Title: Vice President